UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________
SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)
__________________________

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
CALIX, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CALIX, INC.
2777 Orchard Parkway
San Jose, California 95134
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 9, 2024
To the Stockholders of Calix, Inc.:
The Annual Meeting of Stockholders (“Annual Meeting”) of Calix, Inc. (“Calix”), will be held virtually, via live webcast at www.virtualshareholdermeeting.com/CALX2024, on Thursday, May 9, 2024 at 10:45 a.m. Pacific Daylight Time. The Annual Meeting will be held for the following purposes:
1.To elect two directors to the Calix Board of Directors (“Board”);
2.To approve, on a non-binding, advisory basis, the compensation of our named executive officers (“NEOs”);
3.To ratify the selection of KPMG LLP as Calix’s independent registered public accounting firm for the fiscal year ending December 31, 2024; and
4.To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The above items of business are more fully described in the Proxy Statement. Only stockholders of record who owned Calix common stock at the close of business on March 11, 2024 can vote at this meeting or any adjournments that take place.
We have elected to use the Internet as our primary means of providing our proxy materials to stockholders. As a result, we are sending a Notice of Internet Availability of Proxy Materials (“Notice”) rather than mailing a paper copy of this Proxy Statement and our 2023 Annual Report. The Notice will be sent on or about March 28, 2024 to our stockholders of record as of the close of business on March 11, 2024. We are also providing access to our proxy materials over the Internet beginning on or about March 28, 2024. Electronic delivery of our proxy materials minimizes printing and mailing costs and reduces the environmental impact of the proxy materials.
The Notice contains instructions for accessing the proxy materials, including the Proxy Statement and our 2023 Annual Report, and provides information on how stockholders may obtain paper copies free of charge. The Notice also provides the date and time of the virtual Annual Meeting, the matters to be acted upon at the meeting and the Board’s recommendation with regard to each matter and information on how to attend the virtual Annual Meeting and vote online.
You are cordially invited to attend the virtual Annual Meeting. Whether or not you expect to attend, you should vote and submit your proxy over the Internet following the voting procedures described in the Notice to ensure that your vote is recorded. We strongly encourage you to vote by Internet or phone by following the instructions described in the Notice. If you have requested and received paper copies of proxy materials in lieu of the Notice, we still encourage you to vote by phone, but if you do not have access to a phone you may sign, date and return by mail the proxy card sent to you.

By Order of the Board of Directors

/s/ Douglas McNitt
Douglas McNitt
Corporate Secretary
San Jose, California
March 28, 2024
The Notice of Annual Meeting, Proxy Statement and Form of Proxy are being distributed and made available on or about March 28, 2024.

PROXY STATEMENT
FOR 2024 ANNUAL MEETING OF STOCKHOLDERS
i

CALIX, INC.
2777 Orchard Parkway
San Jose, California 95134
PROXY STATEMENT
FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 9, 2024
The Board of Directors of Calix, Inc. is soliciting your proxy to vote at the virtual Annual Meeting of Stockholders to be held on May 9, 2024, at 10:45 a.m. Pacific Daylight Time, and any adjournment or postponement of that meeting (“Annual Meeting”). The Annual Meeting will be held via live webcast only at www.virtualshareholdermeeting.com/CALX2024.
We have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (“Notice”) to our stockholders of record as of March 11, 2024 (“Record Date”), while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to request a printed copy by mail or email may be found in the Notice and on the website referred to in the Notice, including an option to request paper copies prior to the Annual Meeting by April 25, 2024, and thereafter on an ongoing basis until May 9, 2025. On or about March 28, 2024, we are making this Proxy Statement available on the Internet and are mailing the Notice to all stockholders entitled to vote at the Annual Meeting. We intend to mail or email this Proxy Statement, together with a proxy card, only to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials within three business days of request.
The only voting securities of Calix, Inc. are shares of common stock, $0.025 par value per share (“common stock”), of which there were 65,401,260 shares outstanding as of the Record Date. We need the holders of a majority of the outstanding shares of common stock, present or represented by proxy, to hold the Annual Meeting.
In this Proxy Statement, we refer to Calix, Inc. as the “Company,” “Calix,” “we” or “us” and the Board of Directors as the “Board.” When we refer to Calix’s fiscal year, we mean the year ended December 31 of the stated year.
Our 2023 Annual Report to Stockholders, which contains consolidated financial statements for fiscal year 2023, accompanies this Proxy Statement. Stockholders who received the Notice can access this Proxy Statement and the 2023 Annual Report to Stockholders at the website referred to in the Notice. You also may obtain a copy of our 2023 Annual Report, which was filed with the Securities and Exchange Commission (“SEC”), without charge, by writing to our Investor Relations department at the above address. Our 2023 Annual Report and Proxy Statement are also available under “Financials” in the Investor Relations section of our website at investor-relations.calix.com and at the SEC’s web site at www.sec.gov.

THE PROXY PROCESS AND STOCKHOLDER VOTING
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 11, 2024, will be entitled to vote online at the Annual Meeting. At the close of business on March 11, 2024, there were 65,401,260 shares of common stock outstanding and entitled to vote.
For Shares Registered in Your Name
If, on March 11, 2024, your shares were registered directly in your name with Calix’s transfer agent, Computershare Inc., then you are a registered stockholder and will receive the proxy materials directly from Broadridge Financial Solutions, Inc. (“Broadridge”), an independent agent who we have engaged to tabulate votes for the Annual Meeting. You are the stockholder of record and may vote online at the Annual Meeting or vote by proxy. Whether or not you expect to attend, you should vote and submit your proxy over the Internet following the voting procedures described in the Notice to ensure that your vote is recorded. If you have requested and received paper copies of proxy materials, you can also vote over the phone or by signing, dating and returning by mail the proxy card sent to you.
For Shares Registered in the Name of a Broker, Bank or Other Agent
If, on March 11, 2024, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner of the shares, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also welcome to join the Annual Meeting and to vote online.
What do I need in order to be able to join the Annual Meeting online?
Any stockholder can join the Annual Meeting live online at www.virtualshareholdermeeting.com/CALX2024. The webcast will start at 10:45 a.m. Pacific Daylight Time. Stockholders may vote and submit questions while attending the Annual Meeting online. In order to be able to participate in the online Annual Meeting, you will need the control number included on your Notice or, if you received a printed copy of the proxy materials, your proxy card if you are a registered stockholder, or included with your voting instruction card and voting instructions you received from your broker, bank or other agent if you hold your shares in “street name.” Instructions on how to participate online are also posted online at www.virtualshareholdermeeting.com/CALX2024.
Why is Calix holding the Annual Meeting online?
Calix has held its annual meetings online since 2012. Among other reasons, Calix believes holding the Annual Meeting online enables broader stockholder attendance and participation from any location around the world, minimizing travel time and cost. In designing our online format, we have taken measures to facilitate easy access and to ensure our virtual meeting provides all stockholders with equal access to ask questions of our Board and management. Our virtual meeting allows participating stockholders to vote on proposals, access our Proxy Statement and 2023 Annual Report and engage in a live Q&A with our Board, management and auditors. In addition, a recording of our Annual Meeting is publicly available for a year following each annual meeting at www.virtualshareholdermeeting.com/CALX2024.
What am I being asked to vote on?
You are being asked to vote on:
•election of two Class II directors to hold office until our 2027 Annual Meeting of Stockholders (Proposal No. 1);
•approval, on a non-binding, advisory basis of the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement (Proposal No. 2); and
•ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 (Proposal No. 3).

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.
How does the Board recommend I vote on the Proposals?
The Board recommends that you vote:
•FOR each of the Class II director nominees;
•FOR approval, on a non-binding, advisory basis, of the compensation of our NEOs; and
•FOR ratification of the selection of KPMG LLP as our independent registered public accounting firm.
How do I vote?
For election of directors, you may either vote “For” the two nominees or you may “Withhold” your vote for all or for any nominee you specify. For any other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:
For Shares Registered in Your Name
If your shares are registered in your name, you may vote using any of the following methods:
•To vote over the Internet prior to or during the Annual Meeting, follow the online instructions provided on the Notice.
•To vote by phone, call the toll-free number found on the proxy card, which you can request by following the instructions provided on the Notice.
•To vote by mail, follow the instructions provided on the Notice to request a proxy card and complete, sign and date the proxy card, and return it promptly by mail.
•Whether or not you plan to join the Annual Meeting, we strongly encourage you to vote by Internet or phone to ensure that your vote is timely received and counted. You may still vote by mail if you do not have access to the Internet or a phone. As long as we receive your signed proxy card, or your vote by Internet or phone, by 11:59 p.m. Eastern Daylight Time on May 8, 2024, we will vote your shares as you direct. Even if you have submitted a proxy or voted by phone or the Internet before the Annual Meeting, you may still join the Annual Meeting and vote online. In such case, your previously submitted proxy or vote will be disregarded.
For Shares Registered in the Name of a Broker, Bank or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should receive a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. You should follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy card. You may also vote online at the Annual Meeting by following the voting instructions provided by your broker, bank or other agent to log in to www.virtualshareholdermeeting.com/CALX2024 and cast your vote. You should also complete and mail the voting instruction card to ensure that your vote is counted.
Who counts the votes?
We have engaged Broadridge as our independent agent to tabulate stockholder votes. If you are a registered stockholder and you choose to vote over the Internet (either prior to or during the Annual Meeting) or by phone, Broadridge will access and tabulate your vote electronically, and if you have requested and received proxy materials via mail or email and choose to sign and mail your proxy card, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in “street name”) returns one proxy card to Broadridge on behalf of all its clients.
What is the required vote and how are votes counted?
A majority of the outstanding shares of common stock must be present or represented by proxy at the Annual Meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum.

With respect to Proposal No. 1, the election of directors, directors will be elected by a plurality of the votes cast, which means that the two nominees receiving the highest number of “For” votes will be elected. Abstentions and broker non-votes will have no effect with regard to this proposal, because approval of a percentage of shares present or outstanding is not required for this proposal.
With respect to Proposals No. 2 and 3, the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote on the proposal is required for approval. Abstentions have the same effect as a vote against these proposals.
Because your vote on Proposal No. 2 is advisory, it will not be binding on us, our Board or our Compensation Committee. However, we value our stockholders’ views on the effectiveness of our executive compensation program. Our Board and Compensation Committee consider the annual advisory vote of our stockholders and our stockholders’ views when making decisions about executive compensation.
Under the New York Stock Exchange (“NYSE”) rules, brokers are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals. However, where a proposal is considered “non-routine,” a broker who has received no instructions from its client generally does not have discretion to vote its clients’ uninstructed shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether a quorum is present but would not be counted in determining the number of votes present for the proposal. Those shares would not be taken into account in determining the outcome of a non-routine proposal.
Under NYSE rules, Proposals No. 1 and No. 2 are non-routine matters while Proposal No. 3 is a routine matter. Because brokers cannot vote uninstructed shares on behalf of their customers for non-routine matters, it is important that stockholders vote their shares.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of March 11, 2024.
What if I return a proxy card but do not make specific choices?
If you have properly requested and received a proxy card by mail or email, and we receive a signed and dated proxy card that does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the two nominees for director and “For” Proposals No. 2 and 3. If any other matter is properly presented at the Annual Meeting, the individuals named as proxy holders on your proxy card will vote your shares in the manner recommended by the Board on all proposals presented in this Proxy Statement and as they may determine in their best judgment as to any other matters properly presented for vote at the Annual Meeting.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by phone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice or set of materials?
If you receive more than one Notice or more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must follow the instructions for voting on the Internet on all of the Notices or proxy cards you receive via mail or email upon your request, which includes voting over the Internet, phone or by signing and returning all of the proxy cards you request and receive.
Can I change my vote after submitting my proxy or voting on the Internet or by phone?
Yes. You can revoke your proxy or prior vote at any time before the final vote at the Annual Meeting. If you are the registered stockholder for your shares, you may revoke your proxy or prior vote in any one of three ways:
•You may submit another properly completed proxy card with a later date or submit a new vote on the Internet or by phone using the same instructions followed when you submitted your prior vote.

•You may send a written notice that you are revoking your proxy to Calix’s Corporate Secretary at Calix, Inc., 2777 Orchard Parkway, San Jose, California 95134, or corporate.secretary@calix.com.
•You may join the Annual Meeting and vote online. Simply logging into the Annual Meeting will not, by itself, revoke your proxy or prior vote.
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them, or you may join the Annual Meeting and vote online.
How will voting on any business not described in this Proxy Statement be conducted?
We are not aware of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement. If any other matter is properly presented for vote at the Annual Meeting and you are not attending the meeting in person but have voted by proxy, the individuals named as proxy holder on your proxy card will vote your shares as they may determine in their best judgment.
When are stockholder proposals due for next year’s Annual Meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by November 28, 2024, to Calix’s Corporate Secretary at 2777 Orchard Parkway, San Jose, California 95134 or corporate.secretary@calix.com. If you wish to submit a proposal that is not to be included in next year’s proxy materials under the SEC’s stockholder proposal procedures or nominate a director, you must do so between January 9, 2025 and February 8, 2025; provided that if the date of the annual meeting is earlier than April 9, 2025 or later than July 8, 2025, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the date on which public disclosure of the annual meeting date is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. We intend to file a proxy statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2024 annual meeting. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by Calix with the SEC without charge from the SEC’s website at: www.sec.gov.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority of the shares of common stock issued and outstanding and entitled to vote are present or represented by proxy at the Annual Meeting. On the Record Date, there were 65,401,260 shares outstanding and entitled to vote. Accordingly, 32,700,630 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.
Your shares will be counted towards the quorum if you submit a valid proxy vote or vote online at the Annual Meeting. Abstentions and broker non-votes also will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present or represented by proxy, may adjourn the Annual Meeting to another time or place.
How can I find out the results of the voting at the Annual Meeting?
Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

CORPORATE GOVERNANCE
Overview
Our Board is responsible for providing oversight over the Company’s business and affairs, including the Company’s strategic direction, as well as the management and financial and operational execution that can best perpetuate the success of the business and support the long-term interests of our stockholders. To effectively support its responsibilities, the Board has three principal board committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee that each carry out responsibilities set out in specific committee charters approved by the Board and consistent with applicable requirements of the NYSE and the SEC. The Board has also established a Cybersecurity Committee and a Strategic Committee, each with specific committee charters approved by the Board. The Board and each Board committee may at their discretion retain outside advisors at the Company’s expense in carrying out their responsibilities.
Our Board is committed to good corporate governance practices and seeks to represent stockholder interests through the exercise of sound judgment. To this end, the Board has adopted Corporate Governance Guidelines (“Guidelines”) that provide specific provisions for the governance of the Board and Company. We have a Code of Business Conduct and Ethics (“Code of Conduct”) applicable to all directors, officers and employees that is approved and adopted by our Board representing our commitment to the highest standards of ethics and integrity in the conduct of our business. Our bylaws, together with the Guidelines, the Board committee charters and our Code of Conduct serve as the governance and compliance framework of the Company.
On an annual basis, the Board and its committees review the Guidelines, Board committee charters and our Code of Conduct. The Guidelines, the written charter for each of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Cybersecurity Committee, Strategic Committee and the Code of Conduct, as well as any amendments from time to time, may be found under “Governance” in the Investor Relations section of our website at investor-relations.calix.com. The referenced information on the Investor Relations section of our website is not a part of this Proxy Statement.
Leadership Structure of the Board
Under our bylaws, our Board appoints our corporate officers, including the chief executive officer. Mr. Weening serves as president and chief executive officer and is responsible for setting the strategic direction for and the day-to-day leadership and performance of Calix. Mr. Russo, who previously served as chief executive officer until October 2022, has served as chairman of the Board of Directors since July 2021. Mr. Listwin, who previously served as chairman, has served as lead independent director since July 2021 and will serve in this capacity until the expiration of his term on May 9, 2024, the date of our 2024 Annual Meeting. Mr. Russo consults with Mr. Listwin and sets the agenda for Board meetings and presides over meetings of the full Board. Mr. Russo is not “independent” under the rules of the NYSE. Mr. Listwin is “independent” as defined under the rules of the NYSE and has significant executive leadership, strategic and operational experience including multiple executive leadership roles at large publicly-traded technology companies. The Board believes that the current board leadership structure is best for Calix and its stockholders at this time. Our Nominating and Corporate Governance Committee periodically reviews and recommends to the Board the leadership structure of the Board.
Board Independence
Among other considerations, the Board strongly values independent board oversight as an essential component of strong corporate performance. On at least an annual basis, the Board undertakes a review of the independence of each director and considers whether any director has a material relationship with Calix. The Board evaluates each director under the independence rules of the NYSE and the non-employee director and audit committee independence requirements of the SEC.

Seven of the total nine current directors of our Board are independent under NYSE rules:

Director	Independent	Director Since
Christopher Bowick	Independent	2014
Kathy Crusco	Independent	2017
Eleanor Fields	Independent	2023
Don Listwin (1)	Independent	2007
Kira Makagon	Independent	2017
Rajatish Mukherjee	Independent	2022
Kevin Peters	Independent	2014
Carl Russo	Not Independent	1999
Michael Weening	Not Independent	2023
(1)     Mr. Listwin will no longer serve on the Board nor any committee of the Board upon the expiration of his term on May 9, 2024.
The NYSE rules require listed company boards have at least a majority of independent directors. Based on its evaluation, our Board determined that each of Messrs. Bowick, Listwin, Mukherjee and Peters, each of Mses. Crusco, Fields and Makagon, representing seven of Calix’s nine current directors, are independent directors as defined under the NYSE rules. Mr. Russo, our chairman, and Mr. Weening, our president and chief executive officer, are the only members of the Board who are not independent.
Board Composition and Qualifications
The Board assesses Board composition and qualifications at least annually. In assessing Board composition and qualifications, as well as in evaluating candidates for nomination or to fill vacancies on the Board, the Board seeks to maximize effectiveness of the Board and its committees to perpetuate the success of the Company, to best represent stockholder interests through the exercise of sound judgment and to assure continuity in the Board’s oversight over the Company and management. The Board places significant emphasis on ensuring an appropriate mix of characteristics, skills and experience for the Board as a whole and as to each individual director. The Board has delegated the evaluation of the skills and attributes of the Board as a whole and each individual director against the Company’s needs and strategic direction to the Nominating and Corporate Governance Committee pursuant to the committee’s charter. Among other considerations, the Board seeks to ensure an appropriate mix of expertise in executive and corporate leadership, diversity of background, perspective and experience (including diversity of gender, age and race/ethnicity), personal and professional integrity, ethics and values, financial and operational experience, depth of knowledge related to our business, business risks and operations, as well as expertise and insights in technologies, industries and markets relevant to our strategic plans, as set forth in our Corporate Governance Guidelines.
Our Board believes the current mix of skills, backgrounds, service period and attributes of our Board maximizes the effectiveness of our Board in its oversight responsibilities. In 2017, Mses. Makagon and Crusco joined our Board, with Ms. Makagon bringing substantial expertise in global platform strategy, technology, cybersecurity, operations and high-technology executive leadership and Ms. Crusco adding deep financial, accounting and operational expertise, public company leadership and governance experience. In 2022, Mr. Mukherjee joined our Board, bringing expertise in cloud software products, top-tier talent acquisition and small business solutions. More recently, in 2023, Ms. Fields joined our Board, bringing expertise in cloud software product and ecosystem development. The Board values the added diversity of gender, age, ethnicity, experience and perspective with the additions to the Board of Mses. Crusco, Fields and Makagon and Mr. Mukherjee and continues to include diversity in its assessment of Board composition and qualifications. Our Board also considers board tenure and mix of shorter, medium and longer tenure of board service in its review of Board composition. The average tenure of our independent directors is approximately seven years.

A depiction of the mix of key skills and attributes representative of our current Board is as follows:
Mix of Board Skills

Corporate Leadership	Public Company Experience	Financial Literacy	Technology, R&D and Innovation		Operations
		Legal and Governance	Industry- Specific Experience	Board Leadership
Risk Management	Strategy				Cybersecurity
Audit Committee Finance and Accounting Expert
Mix of Board Attributes

Tenure (Independent Directors)	Age Diversity (All Directors)	Gender Diversity (All Directors)	Racial/Ethnic Diversity (All Directors)
7 Years Average Tenure 0-5 Years Tenure: two directors 6-10 Years Tenure: four directors 11+ Years Tenure: one director	58 Average Years of Age 40-49 Years of Age: two directors 50-59 Years of Age: three directors 60+ Years of Age: four directors	3 Female 6 Male	1 Asian (Not Hispanic or Latino) 8 White (Not Hispanic or Latino)
Board Meetings and Committees
Our Board met six times during fiscal year 2023. During 2023, each Board member attended 75% or more of the total number of meetings of the Board and of the committees on which he or she served. In addition, our Board met in executive session without management present during its four regularly scheduled meetings in 2023. Our chairman of the Board presides over the executive sessions of the Board.
We encourage our directors to attend our annual meetings of stockholders, and all of our directors attended our 2023 annual meeting of stockholders.
The Board has established three principal Board committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. In June 2017, the Board established a fourth Board committee, the Cybersecurity Committee, and in June 2018, the Board established a fifth Board committee, the Strategic Committee. The memberships of all five Board committees in 2023 were composed entirely of independent directors.

Committees of the Board of Directors (All Committee Members are Independent)

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Chair: Kathy Crusco Other Members: Eleanor Fields & Kevin Peters	Chair: Christopher Bowick Other Members: Kira Makagon & Rajatish Mukherjee	Chair: Don Listwin Other Members: Christopher Bowick & Kevin Peters

Cybersecurity Committee		Strategic Committee
Chair: Kevin Peters Other Members: Kira Makagon & Rajatish Mukherjee		Chair: Don Listwin Other Members: Kathy Crusco & Eleanor Fields
Audit Committee
Our Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act and is responsible for overseeing management of Calix’s risks relating to accounting matters, financial reporting and legal and regulatory compliance. Each director serving on our Audit Committee is independent within the meaning of the NYSE listing standards and applicable rules and regulations of the SEC.

The current members of our Audit Committee are Mses. Crusco and Fields and Mr. Peters, with Ms. Crusco serving as the Audit Committee chair. Our Board has determined that Ms. Crusco and Mr. Peters are each an “audit committee financial expert” as defined under the SEC rules and that Ms. Crusco’s service on the audit committee of one other public company would not impair her ability to effectively serve on our Audit Committee. During 2023, the Audit Committee met twelve times and conducted private sessions with our independent registered public accounting firm and with individual members of management at its regularly scheduled meetings. The Audit Committee also meets regularly in executive session without management present at its scheduled meetings.
Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee evaluates the independent registered public accounting firm’s qualifications, independence and performance; determines the engagement of the independent registered public accounting firm; reviews and approves the scope of the annual audit and the audit fees; discusses with management and the independent registered public accounting firm the results of the annual audit and the review of Calix’s quarterly consolidated financial statements; approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on Calix’s engagement team as required by law; reviews Calix’s critical accounting policies and estimates; oversees the internal audit function; oversees the Company’s management of the legal function and compliance program; and annually reviews the Audit Committee charter and the committee’s performance. The Audit Committee operates under a written charter pursuant to applicable standards and rules of the SEC and the NYSE. The Audit Committee’s written charter is available under “Governance” in the Investor Relations section of our website at investor-relations.calix.com.
In carrying out its responsibilities, the Audit Committee may at its discretion retain outside advisors at the Company’s expense.
Compensation Committee
Our Compensation Committee is responsible for overseeing the management of risks relating to Calix’s executive compensation plans and arrangements. Our Compensation Committee also oversees our policies related to employee compensation and benefits. Each director serving on our Compensation Committee is independent within the meaning of the NYSE listing standards and applicable rules and regulations of the SEC.
Our Compensation Committee as of the Record Date consisted of Messrs. Bowick and Mukherjee and Ms. Makagon, with Mr. Bowick serving as the Compensation Committee chair. During 2023, the Compensation Committee met seven times.
Our Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of the chief executive officer and other executive officers, certifies performance against such corporate goals and objectives and sets the compensation of our executive officers. The Compensation Committee oversees executive succession matters, including chief executive officer succession planning, on an annual basis. The Compensation Committee also administers Calix’s stock-based compensation plans, including the grant of stock options and other awards under Calix’s equity plans, including the 2010 Equity Incentive Award Plan ("2010 Plan"), Third Amended and Restated 2019 Equity Incentive Award Plan ("2019 Plan"), Amended and Restated Employee Stock Purchase Plan ("ESPP") and Third Amended and Restated 2017 Nonqualified Employee Stock Purchase Plan ("Nonqualified ESPP"). The Compensation Committee reviews and evaluates, at least annually, the Compensation Committee charter and the performance of the Compensation Committee and its members. The Compensation Committee operates under a written charter pursuant to applicable standards and rules of the SEC and the NYSE. The Compensation Committee’s written charter is available under “Governance” in the Investor Relations section of our website at investor-relations.calix.com.
In carrying out its responsibilities, the Compensation Committee may at its discretion retain outside advisors at the Company’s expense.
Compensation Committee Interlocks and Insider Participation
Each of Mr. Bowick and Ms. Makagon served on Calix’s Compensation Committee for the entirety of 2023, Mr. Listwin served on the committee until May 2023, and Mr. Mukherjee served on the committee from May 2023 through the remainder of 2023. None of the members of Calix’s Compensation Committee is or was at any time during 2023 an officer or employee of Calix, was formerly an officer of Calix or has engaged in certain related transactions with Calix, as required to be disclosed by SEC regulations. None of Calix’s executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on Calix’s Board or Compensation Committee.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for overseeing management of Calix’s risks associated with the composition of the Board and its committees and the independence of the Board and potential conflicts of interest as well as for overseeing matters of corporate governance (including environmental, social and governance (“ESG”) matters). Each director serving on our Nominating and Corporate Governance Committee is independent within the meaning of the NYSE listing standards.
Our Nominating and Corporate Governance Committee as of the Record Date consisted of Messrs. Bowick, Listwin and Peters, with Mr. Listwin serving as the Nominating and Corporate Governance Committee chair. Mr. Listwin will no longer serve on the Board nor on any committee of the Board upon the expiration of his term on May 9, 2024. During 2023, the Nominating and Corporate Governance Committee met four times.
The Nominating and Corporate Governance Committee is responsible for evaluating and making recommendations regarding candidates for directorships and the size and composition of the Board. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing Calix’s Corporate Governance Guidelines and reporting and making recommendations concerning corporate governance matters. The Nominating and Corporate Governance Committee operates under a written charter pursuant to applicable standards and rules of the SEC and the NYSE. The Nominating and Corporate Governance Committee’s written charter is available under “Governance” in the Investor Relations section of our website at investor-relations.calix.com.
In carrying out its responsibilities, the Nominating and Corporate Governance Committee may at its discretion retain outside advisors at the Company’s expense.
Director Nominations
The Nominating and Corporate Governance Committee considers director candidate recommendations from a variety of sources, including nominees recommended by stockholders. The Nominating and Corporate Governance Committee may also retain an executive search firm or other resources to assist in identifying, screening and facilitating the interview process of director candidates. The Nominating and Corporate Governance Committee may take into account minimum qualifications including, among other factors the Committee may deem appropriate: diversity of personal and professional background, perspective and experience, including diversity of gender, age and ethnicity; personal and professional integrity, ethics and values; executive experience in corporate management, operations, governance or finance; experience relevant to the Company’s business and industry and with relevant social policy considerations; experience as a board member or executive officer of other publicly-held companies; relevant academic expertise; practical and mature business judgment; promotion of a diversity of business or career experience relevant to the success of the Company; and any other relevant qualifications, attributes or skills, which will be evaluated in the context of the Board as a whole, with the objective of assembling a board that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In addition, the Nominating and Corporate Governance Committee expects any candidate for the Board to be able to represent the interests of the Company’s stockholders as a whole rather than any special interest or constituency.
Each of our nominees standing for election at this 2024 Annual Meeting was recommended to the Board by the Nominating and Corporate Governance Committee based on the Committee’s evaluation as set forth above.
The policy of the Nominating and Corporate Governance Committee is to consider properly submitted director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice to Calix, which must be received at Calix’s principal executive office not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the annual meeting date is first made. Further updates and supplements to such notice may be required at the times and in the forms required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election under Section 14(a) of the Exchange Act, information regarding the proposed nominee’s indirect and direct interests in shares of Calix’s common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our Corporate Secretary at 2777 Orchard Parkway, San Jose, California 95134 or corporate.secretary@calix.com. The presiding officer at the applicable annual meeting may, if the facts warrant, determine that a nomination was not properly made in accordance with the foregoing and our bylaws, in which case the defective nomination may be disregarded. In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Calix’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 12, 2024.
Cybersecurity Committee
The Cybersecurity Committee was constituted by the Board in June 2017 as a Board committee of independent directors responsible for overseeing the management of enterprise security over cyber risks, overall data protection and security breach programs and readiness and our program for data and security breach response and management. The Cybersecurity Committee also oversees risk management associated with the Company’s business continuity and disaster recovery program. Each director serving on our Cybersecurity Committee is independent within the meaning of the NYSE listing standards.
Our Cybersecurity Committee as of the Record Date consisted of Messrs. Mukherjee and Peters, and Ms. Makagon, with Mr. Peters serving as the Cybersecurity Committee chair. During 2023, the Cybersecurity Committee met four times.
Our Cybersecurity Committee oversees Calix’s management of risks associated with cybersecurity threats. At each Cybersecurity Committee meeting, members of the Company’s senior leadership review and update the Committee on information security and data protection governance matters, including assessment of cybersecurity threats and risks, data security programs, data privacy programs and management and mitigation of potential and any actual cybersecurity and information technology risks and breaches. Among other responsibilities, the Cybersecurity Committee also reviews and provides oversight of: the effectiveness of Calix’s data breach incident response plan; Calix’s cybersecurity risk systems against industry benchmarks and best practices; Calix’s cybersecurity insurance coverage; Calix’s information security planning and resources to manage changes in Calix’s cybersecurity threat landscape, including assessments of the potential impact of cybersecurity risk on Calix’s business, operations and reputation; and Calix’s business continuity and disaster recovery program. The Cybersecurity Committee’s written charter is available under “Governance” in the Investor Relations section of our website at investor-relations.calix.com.
In carrying out its responsibilities, the Cybersecurity Committee may at its discretion retain outside advisors at the Company’s expense.
Strategic Committee
The Board constituted a Strategic Committee in June 2018 as a committee of independent directors with responsibility to oversee our business strategy, strategic direction and objectives.
Our Strategic Committee as of the Record Date consisted of Mses. Crusco and Fields, and Mr. Listwin, with Mr. Listwin serving as the Strategic Committee chair. Mr. Listwin will no longer serve on the Board nor on any committee of the Board upon the expiration of his term on May 9, 2024. During 2023, the Strategic Committee met five times.
Among other duties, the Strategic Committee provides oversight over our long-term strategic plan to support our objectives and to create long-term stockholder value and evaluates potential strategic actions and financing strategies. The Strategic Committee also works with management to monitor internal and external risks, threats and potential disruptions to our strategic plan. The Strategic Committee’s written charter is available under “Governance” in the Investor Relations section of our website at investor-relations.calix.com.
In carrying out its responsibilities, the Strategic Committee may at its discretion retain outside advisors at the Company’s expense.
Annual Self-Assessment and Board Education
Annually, the Board and each Board committee conduct a self-assessment to assess the performance and effectiveness of the Board and Board committees, as well as to provide feedback on individual directors. The chairman of the Board leads discussions and actions related to the self-assessments. The Board is committed to ongoing director education and advancement. To that end, the Company has a written Board education policy and provides its directors with membership in the National Association of Corporate Directors (“NACD”) to assist them in remaining current with best practices and developments in board oversight and corporate governance, as well as opportunities to participate in NACD fellowship programs on leading boardroom practices and commitment to boardroom excellence.

Board Oversight Over Risks
The Board has an active role, as a whole and also at the committee level, in overseeing management of Calix’s risks, including financial risks, cybersecurity risks, credit and liquidity risks, legal and regulatory risks and operational risks, including risks that may impact continuity of our business in the event of disruptions or disasters that may materially impact our business. The Board is responsible for general oversight of risks and regularly reviews information from management who is responsible for the day-to-day processes and operations to manage and mitigate risks.
The Audit Committee has primary responsibility for oversight over management’s processes over financial, credit and liquidity, legal and regulatory risks, including the Company’s compliance program; the Compensation Committee is responsible for risk assessments over Calix’s compensation practices and policies, including incentivizing and retention of executive officers; the Nominating and Corporate Governance Committee oversees corporate governance and management of our ESG and public company governance risks; the Cybersecurity Committee oversees Calix’s overall business continuity and disaster recovery, including management of risks associated with cybersecurity, privacy and data breach threats; and the Strategic Committee has oversight over internal and external risks to our strategic plan. While Board committees have responsibility for evaluating certain areas of risks and overseeing the management of such risks, the entire Board retains overall responsibility and remains regularly informed through committee reports about such risks.
Code of Conduct and Compliance
We are committed to the conduct of our business to the highest standards of ethics and integrity as reflected in our Code of Conduct. All of our directors, officers and employees annually review our Code of Conduct and are expected to comply with our Code of Conduct, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. Under our Code of Conduct, we have established a compliance hotline that is operated by an independent third party to receive complaints about any accounting, internal control or auditing matters as well as compliance, ethical or other matters of concern (including on an anonymous basis where permitted under applicable law). Annually, our Audit Committee reviews our Code of Conduct and related policies and processes with management. Our Code of Conduct is available under “Governance” in the Investor Relations section of our website at investor-relations.calix.com.
Risk Assessment of Compensation Practices and Policies
We have assessed, with input from outside consultants, and discussed with the Compensation Committee our compensation policies and practices for our employees as they relate to risk management. Based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company.
Our employees’ base salaries are fixed in amount and thus we do not believe that they encourage excessive risk-taking. While performance-based cash incentives and sales-based incentives focus on achievement of short-term or annual goals, we believe that our performance-based cash incentives and sales-based incentives appropriately balance risk and the desire to focus employees on specific goals important to our growth and long-term success. We believe these programs also do not encourage unnecessary or excessive risk taking as the potential payout is limited, with payouts on performance-based cash incentives for our executives generally limited to 100% of target and payouts of greater than target based on limited incremental achievement above 100% of target. Further, such programs represent only one portion of the total compensation opportunities available to most employees, and we believe that our internal policies and controls help mitigate this risk. Employees are also given the opportunity to participate in stock ownership through our employee stock purchase plans to purchase stock at discounted prices, subject to limits and holding periods stated in the plans, which we believe help align employee performance with creation of long-term stockholder value.
A significant portion of the compensation provided to senior management is in the form of long-term equity-based incentives that are conditioned on achievement of one or more annual financial performance targets that we believe are important to help further align management’s interests with those of our stockholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our financial performance and stock price and vesting of such equity awards are generally over a four-year period.
The statements regarding the risks arising from our compensation policies and practices contain forward-looking statements that involve substantial risks and uncertainties. We have based these forward-looking statements on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.

Communications with the Board
Stockholders and other interested parties may communicate with the Board or any specified individual directors. Such correspondence should be sent to the attention of the Board or specific directors, c/o Corporate Secretary, 2777 Orchard Parkway, San Jose, California 95134 or corporate.secretary@calix.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents information as to the beneficial ownership of our common stock as of March 11, 2024 for:
•each stockholder known by us to be the beneficial owner of more than 5% of our common stock;
•each of our directors;
•each NEO as set forth in the Summary Compensation Table in this Proxy Statement; and
•all current executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 11, 2024 and restricted stock units (“RSUs”) that vest within 60 days of March 11, 2024, are deemed to be outstanding and to be beneficially owned by the person holding the options or RSUs for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Percentage ownership of our common stock in the table is based on 65,401,260 shares of our common stock outstanding on March 11, 2024. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Calix, Inc., 2777 Orchard Parkway, San Jose, California 95134.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)
	Common Stock (#)		Options Exercisable Within 60 Days (#)	Total Number of Shares Beneficially Owned (#)	Percent of Outstanding Shares (%)
5% Stockholders:
AllianceBernstein L.P. 501 Commerce Street Nashville, TN 37203	5,301,947	(2)		5,301,947	8.11%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	8,719,530	(3)		8,719,530	13.33%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	6,610,788	(4)		6,610,788	10.11%
Named Executive Officers:
Michael Weening	15,462		1,581,356	1,596,818	2.38%
Cory Sindelar	75,898		984,666	1,060,564	1.60%
Matthew Collins	—		438,497	438,497	*
Shane Eleniak	—		666,326	666,326	1.01%
Non-Employee Directors:
Carl E. Russo	6,001,351	(5)	1,031,250	7,032,601	10.59%
Don Listwin	807,533	(6)	—	807,533	1.23%
Kevin Peters	126,028		19,033	145,061	*
Christopher Bowick	61,927		19,033	80,960	*
Kathy Crusco	54,705		19,033	73,738	*
Kira Makagon	34,275		19,033	53,308	*
Rajatish Mukherjee	—		4,756	4,756	*
Eleanor Fields	—		1,706	1,706	*
All Current Directors and Executive Officers as a Group (12 persons)	7,177,179		4,784,689	11,961,868	17.04%
*Represents beneficial ownership of less than one percent of the outstanding shares of common stock.
(1)Shares shown in the table include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.
(2)The information was based upon a Schedule 13G filed with the SEC on February 14, 2024 by AllianceBernstein L.P.. AllianceBernstein has sole voting power with respect to 4,509,265 shares; sole dispositive power over 5,245,316 shares; and shared dispositive power over 56,631 shares. The shares are held solely for investment purposes on behalf of client discretionary investment advisory accounts. The principal business address of AllianceBernstein L.P. is 501 Commerce Street, Nashville, TN 37203.
(3)The information was based upon a Schedule 13G/A filed with the SEC on January 23, 2024 by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 8,538,463 of these shares; and sole dispositive power over 8,719,530 of these shares. The shares reported as being beneficially held by BlackRock, Inc. may be held by one or more of its subsidiaries: Blackrock Life Limited; BlackRock Advisors, LLC; Aperio Group, LLC; Blackrock (Netherlands) B.V.; Blackrock Fund Advisors; Blackrock Institutional Trust Company, N.A.; Blackrock Asset Management Ireland Limited; Blackrock Financial Management, Inc.; Blackrock Japan Co., Ltd.; Blackrock Asset Management Schweiz AG; Blackrock Investment Management, LLC; Blackrock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; Blackrock Investment Management (Australia) Limited; or Blackrock Fund Managers Ltd. The principal business address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(4)The information was based upon a Schedule 13G/A filed with the SEC on March 11, 2024 by The Vanguard Group. The Vanguard Group has shared voting power over 106,924 shares; sole dispositive power over 6,441,551 shares;

and shared dispositive power over 169,237 shares. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(5)The information was based upon a Schedule 13G filed with the SEC on February 13, 2024 by Carl E. Russo. Russo has sole voting power over 6,693,819 shares, shared voting power over 275,633 shares, sole dispositive power over 6,693,819 shares, and shared dispositive power over 275,633 shares. Includes 2,239,188 shares held by The Crescentico Trust, Carl Russo, Trustee; and 13,782 shares held by Equanimous Investments. The managing members of Equanimous Investments are Carl Russo and Tim Pasquinelli. These individuals may be deemed to have shared voting and investment power over the shares held by Equanimous Investments. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address of each of The Crescentico Trust, Carl Russo, Trustee; and Equanimous Investments is 1960 The Alameda Suite 150, San Jose, California 95126.
(6)Includes 310,000 shares held by No Mas Ninos, L.P. Mr. Listwin is a general partner of No Mas Ninos, L.P. and may be deemed to have shared voting and investment power over the shares held by the limited partnership. Mr. Listwin disclaims beneficial ownership of such shares to the extent of his pecuniary interest therein.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Amended and Restated Certificate of Incorporation provides that our Board shall be divided into three classes, with the directors in each class having a three-year term. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall hold office until the next election of the class for which such director shall have been chosen.
As of March 28, 2024, the date this Proxy Statement is made available, the Board consists of nine directors, divided into the following three classes:
•Class I directors: Kathy Crusco, Carl Russo and Michael Weening, whose current terms will expire at the 2026 Annual Meeting;
•Class II directors: Don Listwin, Rajatish Mukherjee and Kevin Peters, whose current terms will expire at the 2024 Annual Meeting; and
•Class III directors: Christopher Bowick, Eleanor Fields and Kira Makagon, whose current terms will expire at the 2025 Annual Meeting.
We received notice on March 22, 2024, that one of our independent directors, Mr. Listwin, had decided not to stand for re-election upon the expiration of his term on May 9, 2024, the date of our 2024 Annual Meeting. Mr. Listwin indicated that this decision not to stand for re-election was not due to any disagreement with the Company nor any matter relating to the Company’s operations, policies or practices. Our Board unanimously voted on March 22, 2024, to reduce the size of our Board from nine members to eight, effective upon the expiration or earlier termination of Mr. Listwin's term on the Board. Mr. Listwin is a Class II director, whose current term expires at the 2024 Annual Meeting. Our Board plans to reevaluate membership on, and leadership of, each of the Board committees in light of the expiration of Mr. Listwin's term, including considering the appointment of a successor as lead independent director.
Our Nominating and Corporate Governance Committee has recommended, and our Board has approved, Rajatish Mukherjee and Kevin Peters as nominees for reelection as Class II directors at the 2024 Annual Meeting. Mr. Mukherjee and Mr. Peters have each agreed to stand for reelection as Class II directors. Each director to be elected will hold office from the date of such director’s election by the stockholders until the third subsequent annual meeting of stockholders or until his successor is elected and has been qualified, or until such director’s earlier death, resignation or removal. Shares of common stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two Class II director nominees named above.
The Board expects each of the nominees to be available for election to the Board at the 2024 Annual Meeting. In the event that any nominee should be unable to serve or for good cause will not serve, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.
Our Director Nominees and Board of Directors
At least annually our Nominating and Corporate Governance Committee reviews the skills and characteristics of directors and the mix of skills and experience and diversity of the Board in the context of our business strategy, growth initiatives and our customers and target market, our business and operating requirements and the long-term interests of our stockholders. In doing so, the Nominating and Corporate Governance Committee seeks a board composition that can best perpetuate the success of the business and represent stockholder interests. The Committee also considers the tenure of our directors and seeks to maintain a balance of longer tenured directors with deep institutional knowledge and newer directors who bring new perspectives to the Board. See “Board Meetings and Committees — Nominating and Corporate Governance Committee” above regarding the Nominating and Corporate Governance Committee’s evaluation and selection of director nominees.
The Board believes that all the nominees for election are highly qualified and have the skills and experience required for effective service on the Board. Mr. Mukherjee serves on our Compensation Committee and Cybersecurity Committee, and brings substantial expertise and knowledge regarding compensation, cybersecurity, privacy and software platform technologies. Mr. Peters chairs our Cybersecurity Committee and serves on our Audit Committee as our audit committee financial expert, and brings substantial expertise and knowledge in cybersecurity, financial matters and the leadership of complex organizations. We believe the skills and attributes of these nominees complement the expertise, background and experience of our other continuing directors.
Biographical information describing the qualifications and relevant experience, skills and attributes of our Class II nominees and our other current directors who will continue in office after the 2024 Annual Meeting as of March 28, 2024, is set forth below.
Nominees for Election to a Three-Year Term Expiring at the 2027 Annual Meeting of Stockholders

Rajatish Mukherjee

Independent director Age: 47 Director since 2022 Calix Board committees: •Compensation •Cybersecurity Other current public company directorships: none
Mr. Mukherjee brings to our Board more than 20 years of experience in global platform and software companies focused on the small and midsize business (“SMB”) market.
Mr. Mukherjee has served as an Executive Vice President and General Manager for Employer at Indeed since February 2023, where he is responsible for shaping product and go-to-market priorities for millions of employers, from small business customers to enterprise organizations, around the world to help them match and connect with talent to hire with speed and simplicity. Mr. Mukherjee previously served as General Manager of SMB at Indeed, where he oversaw product growth in the SMB segment and international markets from February 2023 to February 2022, and prior to that as Senior Vice President of Product at Indeed from June 2016 to February 2022.
Prior to joining Indeed, Mr. Mukherjee was Senior Vice President of Product at GoDaddy from 2013-2016 where he was responsible for helping their customers build successful businesses online. He has significant experience with SMB customers and led multiple successful acquisitions for the company.
Previously, Mr. Mukherjee worked on the Enterprise Platform team at Google from 2011-2012 where he led Product Management for Domains for Google Apps and Google Drive for enterprises. From 2008-2011 he was a Senior Product Manager for the Online Services division at Microsoft with responsibility for product and business strategy for Office 365.
Mr. Mukherjee holds a joint Master of Business Administration from the Haas School of Business at the University of California at Berkeley & the Columbia Business School. He also has a Bachelor’s degree in Computer Science & Engineering from India.

Kevin Peters	Cybersecurity Committee Chair

Independent director
Age: 59

Director since 2014
Calix Board committees:
•Audit (Audit Committee financial expert)
•Cybersecurity (Chair)
•Nominating and Corporate Governance
Other current public company
directorships: none

Mr. Peters brings to our Board a wealth of leadership as well as business and industry experience gained over the course of a 28-year career with AT&T, one of world’s largest communications companies. Mr. Peters last served as president, chief executive officer and board member of Titanium Software, a privately-held technology company, from June 2022 through his retirement in March 2023.
Mr. Peters formerly served as president and chief executive officer of NetNumber Inc., from February 2018 to July 2022, and has served as a board member since April 2015. Previously, Mr. Peters served as executive vice president, global customer service for AT&T, Inc., from 2012 until his retirement in 2014. Mr. Peters joined AT&T in 1986, and held various functional roles, including in information technology, sales, engineering and finance until 2000. Mr. Peters then served as vice president, local network planning and project management in 2001. During his subsequent career at AT&T, Mr. Peters served in the following capacities: senior vice president, network engineering from 2003 until 2004; senior vice president, global network technology program management, AT&T Labs in 2005; senior vice president-enterprise systems and software engineering in 2006; executive vice president, global network operations from 2006 until 2009; and chief marketing officer, business from 2010 until 2011. Since retiring, Mr. Peters has provided advisory services to a number of companies, including Accenture, a global management consulting and professional services firm, J&L Group, a privately-held telecommunications company and the Howe School of Business, Stevens Institute of Technology. In addition to the other current directorships described, Mr. Peters also currently volunteers and serves on the board of directors of the Crandon Lakes Country Club and the Yogi Berra Museum and Learning Center.
Mr. Peters holds a Master of Business Administration with honors (Beta Gamma Sigma) from Columbia University, a Master of Science in Telecommunications Engineering from Stevens Institute of Technology and a Bachelor of Science in Psychology from Fairfield University, and attended the Harvard University Advanced Management Program. Mr. Peters also holds a Certificate in Cybersecurity Oversight from the Software Engineering Institute at Carnegie Mellon University.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH CLASS II DIRECTOR NOMINEE NAMED ABOVE.

Current Directors Continuing in Office Until the 2025 Annual Meeting of Stockholders

Christopher Bowick	Compensation Committee Chair

Independent director Age: 68 Director since 2014 Calix Board committees: •Compensation (Chair) •Nominating and Corporate Governance Other current public company directorships: none
Mr. Bowick brings to our Board extensive experience in advising and managing companies in the technology and telecommunications industries. Mr. Bowick is principal of The Bowick Group, LLC, where he provides technology, product, business and executive-development advice and counsel to clients in the cable television and telecommunications industries.
From 1998 until his retirement in 2009, Mr. Bowick held various positions at Cox Communications. Mr. Bowick joined Cox in 1998 as vice president, technology development, and was named senior vice president of engineering and chief technical officer in 2000. Mr. Bowick retired as chief technology officer of Cox in June of 2009. At Cox, Mr. Bowick was responsible for strategic technology planning, day-to-day technical operations and the development and deployment of technology solutions for the company’s video, voice, high speed data and wireless products, including the development and deployment of telecommunications services, such as circuit-switched telephone, voice over IP, high-speed data, digital video, HDTV, video-on-demand and interactive television. Mr. Bowick was also responsible for network engineering and network operations for Cox’s nation-wide network infrastructure including its national backbone, Metropolitan Area Networks and HFC networks. Prior to joining Cox, Mr. Bowick served as group vice president of technology and chief technical officer for Jones Intercable, Inc., while simultaneously serving as president of Jones Futurex, a designer and manufacturer of triple DES, PC-based hardware encryption devices and provider of contract manufacturing services. Prior to Jones, Mr. Bowick served as vice president of engineering for Scientific Atlanta’s Transmission Systems Business Division, and as a design engineer for Rockwell International, Collins Avionics Division. Mr. Bowick also formerly served on the board of directors of VIXS Systems Inc., a publicly-held company.
Mr. Bowick holds a Master of Business Administration from the University of Colorado and a Bachelor of Science in Electrical Engineering from the Georgia Institute of Technology.

Eleanor Fields

Independent director Age: 48 Director since 2023 Calix Board committees: • Audit •Strategic Other current public company directorships: none
Ms. Fields brings to our Board extensive experience in cloud software product and ecosystem development.
Ms. Fields currently serves as the Chief Product and Engineering Officer at Salesloft, the world’s leading Sales Engagement platform, and has served in this capacity since March 2021. Together with the team at Salesloft she builds products to help sellers connect with buyers, get insight from data when they need it, and align across the team. Prior to Salesloft, she was part of Tableau Software for more than 12 years, from November 2008 to March 2021, where she led product strategy and engineering for mobile apps, collaboration, search and Tableau Public. Ms. Fields was part of the core team that envisioned, built and launched Tableau Public and Tableau Online, and led Tableau’s insanely vibrant customer community.
Ms. Fields holds a Master of Business Administration from Stanford University and a B.S. in Engineering and a B.A. in Policy from Rice University.

Kira Makagon

Independent director Age: 60 Director since 2017 Calix Board committees: •Compensation •Cybersecurity Other current public company directorships: none
Ms. Makagon brings to the Board extensive experience in global platform strategy, technology, cybersecurity, operations and high technology executive leadership. Since July 2019, Ms. Makagon has served as executive vice president and chief innovation officer at RingCentral, Inc., a publicly-held provider of cloud-based global collaborative communications solutions, and previously served as RingCentral’s executive vice president of innovation from August 2012 to July 2019.
From January 2012 to July 2012, Ms. Makagon served as the senior vice president of products of iCrossing, a global digital marketing agency owned by Hearst Corporation. From June 2009 to December 2011, she held various executive leadership roles at Red Aril, Inc., an online media technology company, serving as founder, chief executive officer and member of the board of directors from June 2009 to April 2010, and president from April 2010 to December 2011. Prior to joining Red Aril, Ms. Makagon held various executive leadership roles at NebuAd, Inc., an online data and media company, serving as co-founder and president from September 2006 to July 2008, chief executive officer from August 2008 to December 2008, and consultant and board member from January 2009 to May 2009. Ms. Makagon has also served in various roles at Exigen Group, a provider of SaaS workflow platforms and call center solutions, including president, ventures and alliances, and executive vice president, marketing and business development, as well as serving on the board of directors. Prior to that, Ms. Makagon co-founded and held key executive positions in flagship online marketing and CRM companies, including Octane Software, which was acquired by E.Epiphany, and Scopus Technology, where she brought multiple generations of CRM products to market.
Ms. Makagon holds a Bachelor of Science in computer science and a Master of Business Administration from the University of California, Berkeley.

Current Directors Continuing in Office Until the 2026 Annual Meeting of Stockholders

Kathy Crusco	Audit Committee Chair

Independent director
Age: 59

Director since 2017
Calix Board committees:
•Audit (Chair and Audit Committee financial expert)
• Strategic
Other current public company
directorships:
•TD Synnex Corporation (member of audit committee)

Ms. Crusco brings to our Board a wealth of experience instilling operational rigor at leading technology companies.
From December 2017 until January 2020, Ms. Crusco served as executive vice president and chief financial officer at Kony, Inc., a privately-held mobile applications solutions provider, which was acquired by Temenos, a banking software company. From August 2016 until November 2017, Ms. Crusco served as executive vice president, chief operating officer and chief financial officer at Epicor Software Corporation, a privately-held software company. Ms. Crusco joined Epicor in May 2011 when the company merged with Activant Solutions Inc., a business management software company where she served as senior vice president and chief financial officer from May 2007 to November 2010, then as executive vice president and chief financial officer. Before joining Activant, she worked for Polycom from 2002 to 2007, rising to the role of vice president of worldwide finance during her tenure. Ms. Crusco has also held a variety of financial roles at Documentum, Inc., Adaptec, Inc. and Price Waterhouse LLP.
Ms. Crusco holds a Bachelor of Science in Business Administration with an emphasis in accounting from California State University, Chico.

Carl Russo	Chairman of the Board

Chairman of the Board Age: 67 Director since 1999 Calix Board committees: none Other current public company directorships: none
Mr. Russo has served as Calix’s Chairman of the Board since July 2021. Previously, he served as chief executive officer from December 2002 until September 2022, and has also served as president from December 2002 to January 2021. Mr. Russo brings substantial expertise and knowledge regarding our business strategy, markets and operations to Calix’s board of directors. He also brings to the Board an extensive background in the telecommunications and networking technology industries.
From November 1999 to May 2002, Mr. Russo served as vice president of optical strategy and group vice president of optical networking of Cisco Systems, Inc. From April 1998 to October 1999, Mr. Russo served as president and chief executive officer of Cerent Corporation, which was acquired by Cisco. From April 1995 to April 1998, Mr. Russo served in various capacities, including as chief operating officer, at Xircom, Inc., which was acquired by Intel Corporation. Previously, Mr. Russo served as senior vice president and general manager for the hyperchannel networking group of Network Systems Corporation and as vice president and general manager of the data networking products division of AT&T Paradyne Corporation. Mr. Russo served on the board of directors of Vital Network Services, Inc., a privately-held company delivering network lifecycle services, and Xirrus, Inc., a privately-held company providing products that enable high-performance wireless networks.
Mr. Russo attended Swarthmore College and previously served on its board of managers.

Michael Weening	President and Chief Executive Officer

Director Age: 55 Director since 2023 Calix Board committees: none Other current public company directorships: none	Mr. Weening has served as Calix’s president and chief executive officer since October 2022. As Calix's president and chief executive officer, Mr. Weening brings substantial experience and knowledge regarding our business strategy, markets and operations to Calix's board of directors. He also brings to the Board an extensive background in the telecommunications and networking technology industries.

From January 2021 until September 2022, Mr. Weening served as president and chief operating officer at Calix; as executive vice president and chief operating officer from August 2020 until January 2021; as executive vice president, global operations from January 2019 until August 2020; and as executive vice president in various capacities over our field operations and sales and marketing organizations from June 2016 until January 2019.

Prior to joining Calix, Mr. Weening held various sales executive leadership roles at salesforce.com, inc., a customer relationship management company. From August 2014 until June 2016, Mr. Weening served as senior vice president of global customer success and services at salesforce.com, and from May 2012 until August 2014 as senior vice president of customer and sales growth in Japan and Asia Pacific at salesforce.com. From May 2009 until May 2012, Mr. Weening served as vice president of business sales at Bell Mobility in Canada. Prior to joining Bell Mobility, Mr. Weening also held various sales leadership roles at Microsoft Corporation in Canada and the United Kingdom.

Mr. Weening holds a Bachelor of Arts in Business Administration from Brock University.
There are no family relationships among any directors, director nominees or executive officers of Calix.

Our Executive Officers
The following is biographical information for our current executive officers who were not discussed above.

Name	Age	Position(s)
Cory Sindelar	55	chief financial officer
J. Matthew Collins	52	chief commercial operations officer
Shane Eleniak	56	chief product officer
Cory Sindelar has served as Calix’s chief financial officer ("CFO") and principal accounting officer since October 1, 2017, and previously served as Calix’s interim chief financial officer and principal accounting officer from May 31, 2017 to September 30, 2017. Prior to joining Calix, Mr. Sindelar served as the chief financial officer at several technology companies since 2006, including Ikanos Communications, a public broadband semiconductor company, and Violin Memory, Inc., a public data storage company. From 2003 to 2006, Mr. Sindelar held various finance positions at EMC Corporation. From 2000 to 2003, Mr. Sindelar was vice president, corporate controller and principal accounting officer at Legato Systems, Inc., an enterprise software company, which was acquired by EMC. Mr. Sindelar holds a Bachelor of Science in Business Administration with an emphasis in accounting from Georgetown University.
J. Matthew (“Matt”) Collins has served as Calix’s chief commercial operations officer ("CCOO") since January 2023. Mr. Collins previously served as executive vice president of commercial operations and chief marketing officer ("CMO") from September 2021 until December 2022. He is responsible for supply chain operations, demand management, commercial strategy and analytics, field operations, and global process transformation. Mr. Collins also leads the Calix go-to-market team which is responsible for corporate, field, and product marketing, as well as partner operations and business development. He previously served as senior vice president of commercial operations and CMO at Calix from January 2021 to September 2021. From June 2017 to December 2019, he served as Calix’s CMO. Prior joining Calix, Mr. Collins was senior vice president of global marketing and go-to-market strategy from September 2014 to May 2017. Over the course of his career, he has built and led marketing and strategy teams at Dun & Bradstreet (D&B), IBM, McKinsey, and Merck. Mr. Collins received his Masters of Business Administration from Harvard University and holds a Bachelor of Arts from Dartmouth College.
Shane Eleniak has served as Calix’s chief product officer ("CPO") since January 2023. Mr. Eleniak previously served as executive vice president of products from September 2021 until December 2022. In this role Mr. Eleniak is responsible for all of Calix’s products – Access, Premises, Cloud and Ecosystem and leads the teams responsible for Product Strategy, Product Management, Engineering, Cloud Operations and Technology. From January 2020 to September 2021, he served as our senior vice president, Revenue Edge Products. From August 2018 to January 2020, he served as our senior vice president, Platforms. From May 2017 to July 2018, he served as our vice president, systems products. From May 2015 to April 2017, Mr. Eleniak served as our vice president, product line leadership. Prior to joining Calix, he was the group vice president of the advanced broadband solutions (ABS) business unit at CommScope, responsible for their edge, access and CPE products, from March 2010 to May 2015. Earlier in his career, he was EVP of marketing and business development for Alloptic where he was the corporate officer responsible for all product and commercial operations. He previously held several key executive management positions in marketing, product management, business development and engineering at such industry leaders as Corrigent Systems, Alcatel-Lucent, and Telus. He holds a Bachelor of Science in Electrical Engineering from the University of Alberta.
Independence of the Board
The NYSE prescribes independence standards for listed companies. These standards require a majority of the Board to be independent. They also require each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board to be independent. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with us. The Board also evaluates each director’s independence to serve on our Board and committees under the applicable requirements of the SEC. On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. We also review our relationship with any entity employing a director or on which the director currently serves as a member of the board. After review of all relevant transactions or relationships between each director, or any of his or her immediate family members, and Calix, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that all of Calix’s current directors are independent directors within the meaning of the applicable NYSE standards, except for Mr. Russo, Calix’s chairman, and Mr. Weening, Calix's president and chief executive officer. All of the committees of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of the NYSE standards and applicable SEC regulations.

PROPOSAL NO. 2
APPROVAL ON A NON-BINDING, ADVISORY BASIS OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)
We are seeking an advisory vote from our stockholders to approve the compensation paid to our NEOs, as disclosed in this Proxy Statement under the “Compensation Discussion and Analysis” section (“CD&A”) below.
Our Compensation Committee, with advice and information from its external compensation consultant and consideration of recommendations by our CEO for our executives (other than the CEO), has structured our executive compensation program to stress a pay-for-performance philosophy. The compensation opportunities provided to our NEOs are significantly dependent on Calix’s financial performance, the performance of Calix’s stock and the NEO’s individual performance, which are intended to drive creation of sustainable stockholder value. The Compensation Committee intends to continue to emphasize what it believes to be responsible compensation arrangements that attract and retain high-caliber executive officers and motivate strong performance to achieve Calix’s short- and long-term business strategies and objectives.
Our Board previously determined to hold an advisory “say-on-pay” vote every year. In accordance with this determination and Section 14A of the Exchange Act, you have the opportunity to vote “For” or “Against” or to “Abstain” from voting on the following non-binding resolution relating to executive compensation:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to Calix’s NEOs as disclosed in Calix’s proxy statement for the 2024 Annual Meeting of Stockholders under the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion of the proxy statement.”
In deciding how to vote on this proposal, we encourage you to consider Calix’s executive compensation philosophy and objectives, the design principles and the elements of Calix’s executive compensation program described in our CD&A below. As described in the CD&A, a guiding principle of our compensation philosophy is that pay should be linked to performance and that the interests of our executives and stockholders should be aligned. Our compensation program is a mix of short- and long-term components, cash and equity elements and fixed and contingent payments in proportions we believe will provide the proper incentives, reward our NEOs, help us achieve our goals and increase stockholder value. For example:
•NEOs Compensation Aligned with Stockholder Interests and Substantially Tied to Company Performance. A significant portion of our NEOs' compensation is tied to performance in the form of variable cash and performance-contingent stock options earned based on stated performance targets tied to achievement of growth in Calix’s stock price and Calix’s quarterly and annual financial performance along with consideration of an individual executive's performance. From time to time, our Compensation Committee may choose to award our NEOs with other vehicles to assist with retention or to further align pay and performance, including time-based option grants.
•Change in Control and Severance Benefits Not Grossed Up. Calix provides limited change in control and severance benefits to provide NEOs security and to remain competitive in attracting and retaining executive talent. Calix does not provide for any tax gross up to any NEO in connection with any change in control or severance benefits.
•Clawback Policies. Calix adopted a clawback policy in May 2019 that applies to all executive officers and covers all compensation under our cash incentive programs as well as all equity awards granted or awarded after the date the policy was adopted. The policy applies in the event our financial statements are restated as a result of material non-compliance with financial reporting rules as defined in the policy and provides our Board with broad discretion as to the actions that may be taken based on circumstances leading to the restatement, including recovery of incentive-based compensation received by an executive officer in excess of what the executive officer would have been paid under the restatement. In November 2023, we adopted a second clawback policy that applies to our executive officers and covers all compensation under our cash incentive programs as well as all equity awards granted or awarded after the date the policy was adopted, in compliance with the SEC’s adoption of new rules to implement Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as implemented by NYSE. The policy applies in the event our financial statements are restated as a result of material non-compliance with financial reporting rules as defined in the policy and provides our Board with broad discretion as to the actions that may be taken based on circumstances leading to the restatement, including recovery of incentive-based compensation received by an executive officer in excess of what the executive officer would have been paid under the restatement.

•Two-Year Holding Period Upon Exercise of Certain Time-Based Option Grants. In November 2019, Mr. Sindelar and Mr. Weening were awarded time-based option grants annually over a five-year period as discussed under “Compensation Discussion and Analysis – Letter Agreements for Cory Sindelar and Michael Weening” below. Each option grant will vest and become exercisable over four years, and any shares issued upon exercise of the options are further subject to a two-year holding period from the vest date of such shares to further align our NEOs’ long-term equity compensation with the Company’s efforts to improve financial performance over the long-term.
To be approved, on a non-binding and advisory basis, the compensation paid to our NEOs must receive a “For” vote from the holders of a majority in voting power of the shares of common stock which are present or represented by proxy and entitled to vote on the proposal. Abstentions will have the same effect as “Against” votes for purposes of determining whether this matter has been approved. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved.
While your vote on this proposal is advisory and will not be binding, we value the opinions of Calix’s stockholders on executive compensation matters and will take the results of this advisory vote into consideration when making future decisions regarding Calix’s executive compensation program. Unless the Board modifies its determination of the frequency of future “say on pay” advisory votes, the next “say-on-pay” advisory vote will be held at our 2024 Annual Meeting of stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT UNDER THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL NO. 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has engaged KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2024, and is seeking ratification of such selection by our stockholders at the 2024 Annual Meeting. KPMG has audited our financial statements since February 29, 2016. Representatives of KPMG are expected to be present at the 2024 Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG as our independent registered public accounting firm. However, our Audit Committee is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Calix and its stockholders.
To be approved, the ratification of the selection of KPMG as our independent registered public accounting firm must receive a “For” vote from the holders of a majority in voting power of the shares of common stock which are present or represented by proxy and entitled to vote on the proposal. Abstentions will have the same effect as an “Against” vote for purposes of determining whether this matter has been approved. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved.
Principal Accountant Fees and Services
The following table provides information regarding the fees for the audit and other services provided by KPMG for the fiscal years ended December 31, 2023 and 2022 (in thousands).

	Fiscal Years Ended December 31,
	2023	2022
Audit Fees	$2,032	$1,801
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$2,032	$1,801
Audit Fees
KPMG audit fees for 2023 consist of fees billed or expected to be billed for professional services rendered for the audit of our annual consolidated financial statements for the fiscal year ended 2023, the audit of the effectiveness of our internal control over financial reporting and the review of our consolidated financial statements included in our Form 10-Q quarterly reports for the fiscal year ended 2023. KPMG audit fees for 2022 consist of actual fees for professional services rendered for the audit of our annual consolidated financial statements for the fiscal year ended 2022, the audit of the effectiveness of our internal control over financial reporting and the review of our consolidated financial statements included in our Form 10-Q quarterly reports for the fiscal year ended 2022. Audit fees also include services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings for our international subsidiaries for those fiscal years.
Pre-Approval Policy and Procedures
Our Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. Our Audit Committee may delegate authority to one or more members of the Audit Committee to provide such pre-approvals, provided that such approvals are presented to the Audit Committee at a subsequent meeting. This policy is set forth in the charter of the Audit Committee and available under “Governance” in the Investor Relations section of our website at investor-relations.calix.com.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following Compensation Discussion and Analysis (“CD&A”) describes and discusses our objectives and policies as well as the material components of our compensation program for our NEOs. For 2023, our NEOs were:
•Michael Weening, president and chief executive officer, our “CEO”
•Cory Sindelar, chief financial officer, our “CFO”
•J. Matthew Collins, chief commercial operations officer, our “CCOO”
•Shane Eleniak, chief product officer, our “CPO”
Executive Summary
Calix develops, markets and sells leading platform (cloud, software and systems) and managed services that enable broadband service providers, or BSPs, of all types and sizes to innovate and transform their businesses. Our platform, which includes Calix Cloud, Revenue EDGE and Intelligent Access EDGE, gathers, analyzes and applies machine learning to deliver real-time insights seamlessly to each key business function. Our customers utilize this data and insights to simplify network operations, marketing and customer support and deliver a growing portfolio of SmartLife managed services and experiences that excite their subscribers. This enables BSPs, to grow their brand through increased subscriber acquisition, loyalty and revenue and to reduce their operating costs, creating value for their businesses and the communities they serve.
Our mission is to enable BSPs of all sizes to simplify, excite and grow.
Our compensation and benefits programs reflect our philosophy of compensating and incentivizing all our employees, including our NEOs, in ways that support two primary objectives:
•identify and reward outstanding performance that reflects Calix principles, mission and values and aligns with long-term stockholder value creation; and
•attract, reward and retain exceptional talent in the markets in which we operate.
To help us achieve these objectives, a significant portion of our NEOs’ compensation is “at risk” with significant upside potential for strong performance as well as downside exposure for underperformance. NEOs with greater responsibilities and ability to directly impact our Company’s goals and long-term results bear a greater proportion of the risk if these goals and results are not achieved.

The Calix team closed out 2023 with continued deliberate and disciplined execution, delivering record revenue and non-GAAP gross margin. The most notable achievement of 2023 remained the growth of our platform, cloud and managed services business. It drives the value and competitive advantage for our BSP customers and in turn for Calix. This value creation is clearly reflected in our gross margin expansion. Since the pandemic induced low of 50.1% (GAAP gross margin of 49.6%), non-GAAP gross margin has expanded by 400 basis points to 54.1% (GAAP gross margin of 42.8%) in the fourth quarter of 2023. Moreover, the visibility that we have into our customers’ plans from our direct relationships and cloud data has enabled us to manage through these last several challenging years in a disciplined manner. In sum, we have achieved four years of record growth based on the strength of our unique platform, cloud and managed services model for BSPs. A summary of our financial results over the past four years is shown below.

Compensation Philosophy and Process
Our goal is to attract and retain highly qualified executives to manage and oversee each business function. We strive to find the best talent that will be able to contribute to our long-term success, culture, principles, mission and values and who will promote the long-term interests and growth of our Company. Our compensation philosophy is intended to promote a team-oriented approach as a portion of each NEO’s incentive compensation is based on achievement against the same performance objectives as our broad-based incentive plan.

The objectives of our executive compensation program are to:

•enable us to attract, retain and drive a high caliber, talented leadership team to execute on our business strategy;
•foster a goal-oriented leadership team with a clear understanding of long-term business objectives and shared corporate principles and values that aligns with our mission;
•ensure that the elements of compensation provided to our employees and executives are balanced and do not encourage excessive risk-taking;
•reflect the competitive environment of our industry and our changing business needs;
•create strong alignment with our shareholders;
•allocate our resources effectively and efficiently in the development and selling of market-leading platforms, systems and services; and
•maintain pay parity and fair compensation practices across our organization.

The objectives inform our compensation philosophy to:

•be market competitive;
•emphasize pay for performance;
•share risks and rewards with our stockholders; and
•reflect our principles, mission, and values.

To achieve our objectives, we provide the following compensation elements to our NEOs:

•base salary;
•incentive-based cash compensation;
•grants of long-term equity awards; and
•health, welfare and retirement benefits.

Role of Our Compensation Committee
Our Compensation Committee approves our executive compensation and all executive benefit plans and policies. The Compensation Committee is appointed by the Board and consists entirely of directors who are non-employee directors and independent for purposes of Rule 16b-3 of the Exchange Act. In 2023, our Compensation Committee approved the compensation for all of our NEOs. Our CEO assesses NEO individual performance and compensation, excluding his own performance and compensation, each year and makes recommendations regarding each element of NEO compensation to the Compensation Committee. The Compensation Committee evaluates the performance of the CEO and determines and approves his compensation based on this evaluation. The Compensation Committee also has oversight of senior management pay and the effectiveness of our executive compensation and benefits programs.

In 2023, the Compensation Committee retained the services of Compensation Advisory Partners LLC (“CAP”), an independent compensation consultant, who worked with management only at our Compensation Committee’s direction to interpret results, make recommendations and assist in setting compensation levels for our executive officers. Our Compensation Committee annually assesses the independence of its executive compensation advisor. The Compensation Committee determined that CAP is independent and that there is no conflict of interest in retaining their services.
How we set executive compensation for our NEOs
Competitive Market Review
Our Compensation Committee determines pay for our NEOs in large part based upon its assessment of competitive market data and individual executive roles and responsibilities to pursue our short and long-term strategy. In setting executive pay for 2023, our Compensation Committee reviewed our NEOs’ compensation, as well as the mix of elements used, and compared that information with data provided by CAP. Based on its review, the Compensation Committee concluded that our programs support our objectives while considering market practice.
Peer Group
We operate in a highly competitive market for talent. We strive to attract and retain highly qualified executives to effectively lead each of our business functions to achieve our business strategy. In doing so, we draw upon a pool of talent that is highly sought after by large and established technology and telecommunications companies and by other competitive companies in development or growth phases. We also compete for key talent on the basis of our vision of future success, our culture and values, the cohesiveness and productivity of our teams and the excellence of our technical and leadership teams.
To gain perspective on market practices as well as competitive pay levels, the Committee utilizes compensation data from a peer group. Our peer group criteria consisted of companies within the technology industry, with an increasing shift toward software and platform companies, and reflective of our size.
Each year, we review our peer group to ensure that the companies continue to be relevant from an industry and size perspective. In 2022, we made changes to our peer group to reflect our continued transition to a platform and managed services company as well as our revenue growth in the past three years. Below is the peer group approved by our Compensation Committee in 2022 that was used to establish and evaluate the 2023 compensation program for our NEOs:

• 8x8, Inc.	•Infinera Corp.
•ADTRAN	• InterDigital
•Arista Networks, Inc.*	• LiveRamp Holdings
• Blackbaud	• NETGEAR
•Box, Inc.*	•NetScout Systems, Inc.
•Casa Systems, Inc.	•Nutanix
•Commvault Systems, Inc.*	•Rapid7, Inc,*
•Extreme Networks, Inc.	•Ribbon Communications US LLC
•Five9, Inc.*	•Varonis Systems
• Harmonic	•Viavi Solutions
* Reflects additions to our peer group for determining 2023 compensation.
At the time our peer group companies were determined, revenue for the peer companies ranged from $360 million to $3.2 billion and market capitalization ranged from approximately $370 million to $29 billion; our annual revenue and market capitalization were positioned at the 55th percentile and 50th percentile, respectively. The Compensation Committee reviews peer group information when making its compensation decisions, including target annual cash compensation, which includes base salary and target annual incentive opportunity; and total direct compensation ("TDC"), which includes target annual cash compensation and equity compensation. Our Compensation Committee does not target a specific percentile for pay; however, the Compensation Committee uses the median of the peer group as a key reference point for target annual cash compensation, while considering a wider range for long-term incentives recognizing our core long-term incentive is comprised entirely of performance-contingent stock options which are completely at risk.

2023 Total Direct Compensation
We provide annual compensation to our NEOs that is intended to be market competitive, support our compensation philosophy, focus on long-term profitable growth and align the interests of our executives with the interests of our stockholders. To that end, we provide our executives with base salary, cash incentive bonus and performance-contingent stock options and in select cases service-based stock options.
A significant amount of the total potential annual compensation of our other NEOs in 2023 is comprised of “at-risk” variable compensation based on our achievements of corporate financial targets aligned with our business strategy and creating value for our stockholders. Consistent with the compensation philosophy, total pay for our NEOs is heavily weighted towards long-term equity awards which, other than limited service-based options described below, are comprised 100% of performance-contingent stock options which only deliver value if the stock price increases and our NEOs have achieved additional financial performance goals. The weighting of compensation elements for Mr. Weening, our CEO, and our other NEOs, in 2023, as a group, is as follows:
For the purposes of the graphs above, base salary and bonus reflect values disclosed in the Summary Compensation Table and long-term equity is based on grant date fair value of the annual performance-contingent stock option awards granted. The graphs do not include service-based options granted to Messrs. Sindelar and Weening in November 2023, pursuant to letter agreements entered into with them, since the options granted under those letter agreements are not part of their on-going compensation.
From time to time, we grant our executives, including our NEOs, service-based stock options. These awards are granted at time of hire, in connection with a promotion and, in limited circumstances, to retain key talent. Due to their potential as future leaders of the Company and the desire to retain them, in 2019 the Compensation Committee approved, and we entered into, five-year letter agreements with each of Mr. Weening (“Weening Letter Agreement”) and Mr. Sindelar ("Sindelar Letter Agreement") that provided for yearly grants of service-based stock options over the length of the agreement. The Compensation Committee believed it was in the best interest of the Company to retain these executives to deliver on the future of Calix as well as align their interests with that of our stockholders. In 2023, we granted each of Mr. Weening and Mr. Sindelar an option to purchase 120,000 and 100,000 shares of our common stock pursuant to their letter agreements. These were the final grants to Messrs. Weening and Sindelar under their letter agreements. We do not anticipate entering into a similar agreement going forward that guarantees specific long-term incentive grants over a multi-year period.
Salary
Calix offers base salaries that are competitive with our peers and reflect the experience, skills, knowledge, responsibilities and performance of each NEO. The Compensation Committee reviews the base salaries of our NEOs at least once a year.
The table below sets forth the annual base salary as of December 31, 2023 for each NEO as set by our Compensation Committee. In 2023, the Committee recognizing the performance of Messrs. Sindelar, Collins and Eleniak and that their salary market position was generally below the 25th percentiles of the market, approved performance and market-based increases which would better position these NEOs relative to our compensation philosophy. These promotion increases were effective in February 2023. Mr. Weening received a salary increase at the time of his promotion to CEO in September 2022 and did not receive an increase in 2023.

Name of Executive Officer	Annual Base Salary as of December 31
	2022	2023	% Change
Michael Weening	$560,000	$560,000	—%
Cory Sindelar	$425,000	$485,700	14%
J. Matthew Collins	$360,000	$428,600	19%
Shane Eleniak	$360,000	$428,600	19%
Cash Incentive Compensation
2023 Executive Cash Incentive Plan Design
Our executives, including our NEOs, participate in two separate cash bonus programs under the executive cash incentive plan. We believe these programs focus our executives on our long-term profitable growth strategy while recognizing the challenges with predicting performance in this high-growth environment. A portion of the executive cash incentive plan payout for our executives is based on the Company’s achievement against preset quarterly revenue and non-GAAP operating income targets. For 2023, we added an annual component that would provide a payout if we met certain revenue targets and exceeded operating income targets. The other portion of the executive cash incentive plan payout is based on non-GAAP gross margin which provides an incremental opportunity that is based on our achievement above a minimum non-GAAP gross margin target, measured quarterly. The combined cash bonus programs include an assessment of the NEO's individual performance for the year. Our executive cash incentive plan does not provide for any guaranteed payments and there is no payout if we do not achieve a pre-established level of threshold performance.
In setting the performance measures and targets for our executive cash incentive plan, our Compensation Committee seeks to align the performance targets to our key financial objectives and business strategy, which we believe furthers the long-term interests of our stockholders. The performance targets are designed to incentivize financial growth and performance over the year as we continue to drive adoption of our cloud and software platforms. In 2023, our Compensation Committee established our quarterly and annual corporate financial targets based on the annual operating plan approved by our Board at the beginning of the year and based on quarterly financial information prepared by management. As discussed in more details under "2023 Executive Cash Incentive Plan Achievement", our Compensation Committee approved a reduction in our annual performance goals to align with the lower budgets in our annual operating plan and to reflect the challenges in setting annual goals in a high-growth environment.

The following chart summarizes key features of our 2023 executive cash incentive plan.

Bonus Component	Description
Revenue / Non-GAAP Operating Income (1)
•Component has a quarterly metric and, for 2023, an annual metric;
•Quarterly metric is capped at target (i.e., no upside) and based on pre-established revenue (50%) and non-GAAP operating income (50%) goals;
•Annual metric allows participants to earn up to an additional 50% of target payout if the revenue target is met and non-GAAP operating income is exceeded;
•Both revenue and non-GAAP operating income thresholds must be achieved for any quarterly metric to be funded; and
• The plan is intended to drive focus on delivering on the business plan which aligns with long-term value creation.

Non-GAAP Gross Margin (2)
•Participants can earn incremental compensation as gross margin improves, which we believe focuses our NEOs on profitable growth, which is critical;
• Specifically, the plan is funded based on 25% of the gross margin dollars that exceed target (on a quarterly basis). If our non-GAAP gross margin is at or below the quarterly target, the bonus is not funded; and
•The resulting pool is allocated to participants based on base salary.

(1)Non-GAAP operating income for the purposes of the executive cash incentive plan is calculated as operating income on a GAAP basis less certain items that are not considered indicative of our performance, consisting of: stock-based compensation, intangible asset amortization and inventory and component liability charges. Reconciliation is provided in Appendix A.
(2)Non-GAAP gross margin for the purposes of the executive cash incentive plan is calculated as gross margin on a GAAP basis less certain items that are not considered indicative of our performance, consisting of: stock-based compensation, intangible asset amortization and inventory and component liability charges. Reconciliation is provided in Appendix A.
Total Executive Cash Incentive Plan Opportunity
The 2023 executive cash incentive plan opportunity as a percentage of base salary for the quarterly and annual revenue and non-GAAP operating income as set by our Compensation Committee for each of our NEOs is listed in the table below. The payout for our second cash bonus component (the non-GAAP gross margin component) is allocated to participants, including our NEOs, based on a proportional amount of the funded pool once performance has been determined. Therefore, participants do not have a target opportunity similar to our other component.

	Aggregate Quarterly Target Opportunity		Annual Opportunity		Total Potential Opportunity
Named Executive Officer	Dollar Value	As a Percentage of Base Salary	Dollar Value	As a Percentage of Base Salary	Dollar Value	As a Percentage of Base Salary
Michael Weening	$840,000	150%	$420,000	75%	$1,260,000	225%
Cory Sindelar	$355,836	75%	$177,918	37.5%	$533,755	112.5%
J. Matthew Collins	$310,399	75%	$155,199	37.5%	$465,598	112.5%
Shane Eleniak	$310,399	75%	$155,199	37.5%	$465,598	112.5%
Once the cash incentive pool is funded, our Compensation Committee retains discretion to adjust cash incentive compensation paid to each individual up or down, ranging from 50% to 200% of the funded amounts for each individual’s executive cash incentive plan opportunity for the year, based upon assessment of individual performance. Our CEO provides his assessment of individual NEO performance for our Compensation Committee’s determination of actual cash incentive payout of amounts funded under the plan. Our CEO’s performance is evaluated and determined solely by our Compensation Committee.

2023 Executive Cash Incentive Plan Achievement
The table below sets forth the quarterly financial targets and achievement applicable to the two separately funded cash bonus opportunities under our cash incentive plan for each fiscal quarter of 2023. For the first bonus opportunity, full 100% funding of target bonuses was achieved in each of the four quarters as quarterly revenue and non-GAAP operating income was at or above target for such quarters. For the second bonus opportunity, our non-GAAP gross margin exceeded the target in the second, third and fourth quarters. However, non-GAAP gross margin was below target in the first quarter which resulted in no funding for this quarter.

	Quarterly Revenue/Non-GAAP Operating Income							Quarterly Non-GAAP Gross Margin (1)
	Revenue (in millions)			Non-GAAP Operating Income (in millions) (1)
Fiscal Quarter	Threshold	Target	Actual	Threshold	Target	Actual	Funding	Target	Actual	Funding (in millions)
First quarter	$225.0	$250.0	$250.0	$23.0	$25.5	$26.7	100%	>52.3%	51.8%	$—
Second quarter	$234.0	$260.0	$261.0	$25.7	$28.5	$28.5	100%	>52.3%	52.8%	$0.4
Third quarter	$236.7	$263.0	$263.8	$27.9	$31.0	$32.7	100%	>53.0%	53.8%	$0.5
Fourth quarter	$237.6	$264.0	$264.7	$27.9	$31.0	$33.3	100%	>54.0%	54.1%	$0.1
(1)Reconciliation of these non-GAAP amounts to GAAP is provided in Appendix A.

The annual portion of our executive cash incentive plan funds if we met our annual revenue goal and exceeded our non-GAAP operating income. In February, our Compensation Committee approved revenue and non-GAAP operating income goals that were based on our annual operating plan. At that time, the target revenue goal was $1,100 million and the non-GAAP operating income goal was $135 million. In June 2023, the Company lowered financial targets on the annual operating plan, which was approved by the Board, and the Compensation Committee approved a reduction in the annual goals to align with the Company’s revised annual budget. The revenue target was reduced to $1,050 million and the non-GAAP operating income was reduced to $115 million. Given the challenges of setting annual goals in a post-pandemic environment with supply-chain normalization and the aggressiveness of the targets that were set, the Compensation Committee reviewed the revenue goal and decided to further reduce the annual revenue goal to $1,042 million in August 2023. The table below outlines the financial targets and achievement for the annual incentive component:

	Annual Revenue/Non-GAAP Operating Income Goals
Performance Level	Revenue (in millions)	Non-GAAP Operating Income (in millions)
Target	$1,042.0	$115.0
Actual	$1,039.6	$123.0

Management exceeded the non-GAAP operating income target, but was below the annual revenue target. The Compensation Committee reviewed Calix’s overall financial performance in 2023 and recognizing the record level of operating income (24% growth) and revenue (26% growth), decided to waive the revenue requirement and funded the incentive plan based on the operating income achievement. As a result, our executives, including the NEOs, earned 34.5% of the payout opportunity for exceeding the non-GAAP operating income goal. The committee believes these payouts were appropriate given the current environment and the challenges with predicting performance. As we discuss in further detail in “Say on Pay” section, for 2024 and beyond, we are incorporating a mechanism such that the Compensation Committee can adjust payouts up or down by up to 20% to mitigate the need to adjust goals in the future.
The payout awards of funded cash incentive amounts are determined by our Compensation Committee following assessment of performance and in consultation with the chief executive officer as to each NEO other than himself. For 2023, each NEO was awarded 100% of his funded opportunity under the executive cash incentive plan.

2023 Executive Cash Incentive Plan Payouts
The table below summarizes the cash incentive payout amounts awarded to each NEO under the executive cash incentive plan for 2023:

	Revenue/Non-GAAP Operating Income		Non-GAAP Gross Margin	Total Award
Named Executive Officer	Aggregate Quarterly	Annual
Michael Weening	$840,000	$292,740	$155,785	$1,288,525
Cory Sindelar	$355,836	$124,009	$133,595	$613,440
J. Matthew Collins	$310,399	$108,174	$117,512	$536,085
Shane Eleniak	$310,399	$108,174	$117,512	$536,085
Equity-Based Incentives
Our 2019 Plan provides our key employees, including our NEOs, with stock-based incentives to align their interests with the interests of our stockholders. We grant 100% of our equity compensation in the form of stock options because we believe they provide the greatest alignment with stockholders since executives only realize value when the stock price increases. Our core long-term incentive is comprised solely of performance-contingent stock options. We grant service-based stock options periodically to executives upon hire or promotion, to recognize exceptional performance or for retention. All of our stock option awards are subject to a minimum one-year vesting period from the date of grant for partial vesting.
We grant performance-contingent stock options to our NEOs on an annual basis as determined by our Compensation Committee. Our Compensation Committee also reviews the equity plan “burn” rate and related information, including reference data for peer companies and overall industry practices annually.

Vehicle	Structure	Rationale
Performance-contingent stock options ("PSOs")
•Target number of options are granted at the beginning of each year;
•Options are earned based on non-GAAP operating income and bookings goals, each weighted 50%;
•No options are earned for the performance metric if threshold level of performance is not achieved;
•Opportunity to earn above target on each performance measure although the total number of options earned is capped at target (i.e., no upside); and
• Any earned options vest 25% immediately (i.e., one year after date of grant) and the remaining vests in equal quarterly installments over the subsequent 36 months.

• Highly performance-oriented program that focuses on driving financial performance that leads to increased long-term shareholder value.
• Entire core annual long-term incentive is at risk which creates very strong alignment with stockholders.
• On the date of grant, these awards have zero intrinsic value and executives only realize value if they achieve financial goals and the stock price increases.

Service-based stock options
•Granted in limited circumstances (i.e., at hire or promotion, to recognize truly exceptional performance or retention of an executive).
•In general, vests 25% on the first anniversary date and the remaining vests in equal quarterly installments over the subsequent 36 months.

•Recognizing the PSOs are fully at risk, the service-based stock options are intended to provide alignment with stockholders at time of grant.
•This type of award is also critical in helping to recruit top talent as we are often competing with companies that are delivering long-term incentives with less risk (e.g., service-based full value shares which we do not provide).

We provide grants of stock options to our NEOs under our 2019 Plan on an annual basis as determined by our Compensation Committee. Our stock option grants have either performance-contingent and/or service-based vesting as described above, with all awards subject to a minimum one-year vesting period from the date of grant. Our Compensation Committee also reviews the equity plan “burn” rate and related information, including reference data for peer companies and overall industry practices annually.

Our Compensation Committee approves equity grants at regularly scheduled Committee meetings. Our annual PSO grant is made in February.
Initial awards at the time of hire or promotion and retention awards generally vest solely based on the continued service of the NEO. The size and terms of the initial equity grant made to each new NEO is primarily based on competitive conditions applicable to the NEO’s specific position and, in the case of a new hire executive leaving his or her prior company, the value of unvested equity. In addition, we consider the number of shares of our common stock underlying stock options granted to other executives in comparable positions within the Company.
2023 Stock Option Awards

On February 9, 2023, the Compensation Committee approved an annual grant of performance-contingent stock options for our NEOs based on specific financial targets for 2023 (the “2023 Performance-Contingent Stock Option”) to our NEOs. The actual number of shares earned is contingent upon achievement of annual corporate financial targets for bookings and non-GAAP operating income for fiscal year 2023 (collectively, the “2023 Performance Metrics”), each weighted 50%. As discussed above, in June 2023, management lowered the financial targets in the annual operating plan, which was approved by the Board, and the Compensation Committee approved lowering the target goals for the adjusted 2023 Performance Metrics.

The 2023 Performance-Contingent Stock Options were earned based on achievement on our 2023 Performance Metrics. If non-GAAP operating income and bookings are below 80% of target, no options would be earned, and the 2023 Performance-Contingent Stock Options would be forfeited in full. For each metric, if the threshold of 80% of target is achieved, then the options are earned at 50%, with an increasing percentage of options earned above threshold up to 100% earned for target performance. Executives have an opportunity to earn above target for each metric (up to 125% of options earned) although the total number of PSOs earned is capped at 100% of target (i.e., no upside). The table below outlines the performance achievement opportunity for the 2023 Performance-Contingent Stock Options.
2023 Performance-Contingent Stock Options Performance Schedule

	Non-GAAP Operating Income		Bookings		Total PSOs Earned
Performance Level	Achievement %	Earned %	Achievement %	Earned %
Maximum	120%	125%	120%	125%	100%
Target	100%	100%	100%	100%	100%
Threshold	80%	50%	80%	50%	50%
Below Threshold	<80%	0%	<80%	0%	0%

In February 2024, the Compensation Committee certified the achievement of the 2023 Performance Metrics for non-GAAP operating income and bookings. Non-GAAP operating income performance exceeded the adjusted target, and bookings performance was below the adjusted target. Based on these results, executives earned 54.5% of target PSOs.
As discussed above, Messrs. Weening and Sindelar received service-based stock options in addition to performance-contingent stock options. The Compensation Committee approved the following 2023 Performance-Contingent Stock Options and service-based stock options for the NEOs as shown in the table below.

Named Executive Officer	2023 Performance Equity Earned (# Shares Underlying of Options)	2023 Service-Based Stock Options (# Shares Underlying of Options)
Michael Weening	54,500	120,000
Cory Sindelar	54,500	100,000
J. Matthew Collins	109,000	—
Shane Eleniak	109,000	—
For more information on all outstanding equity awards held by our NEOs as of December 31, 2023, see below table under “Outstanding Equity Awards at December 31, 2023.”
Letter Agreements with our NEOs
Mr. Weening - Promotion to Chief Executive Officer
In connection with Mr. Weening’s promotion from president and chief operating officer to chief executive officer on September 30, 2022, the Compensation Committee approved an annual salary of $560,000 with a cash incentive opportunity set at 150% of base salary. The Compensation Committee also approved a one-time promotion grant of an option to purchase 300,000 shares of common stock with an exercise price of $73.12 which was the closing trading price of the Company’s common stock on October 28, 2022, the date of grant of the option. The option vests as to 25% of the shares underlying the option on the first anniversary of the grant date, and the remaining shares underlying the option vesting in equal quarterly installments over the subsequent 36 months. The promotion stock option grant only delivers value if the stock price increases above the exercise price. In evaluating the promotion stock option grant, the Compensation Committee considered Calix’s historical practice of making promotional stock option grants, competitive practice of initial equity grants in the recruitment of new CEO hires, the remaining grants under the Weening Letter Agreement (see below) and the earned portion of the performance-contingent option to purchase 100,000 shares of the Company’s common stock granted to Mr. Weening in 2022.
Prior Agreements
Weening Letter Agreement
In November 2019, the Compensation Committee approved, and we entered into the Weening Letter Agreement as an incentive for Weening to continue his employment with the Company. Among other considerations, the Compensation

Committee placed significant importance on the focus areas for the next stage of the Company’s execution against its long-term strategy and growth and improve our long-term financial performance as a cloud and software platform company.
Pursuant to the Weening Letter Agreement, Mr. Weening was provided an initial and subsequent annual option grants to purchase shares of the Company’s common stock subject to Mr. Weening’s continued employment with the Company. Under the Weening Letter Agreement, Mr. Weening was automatically granted an option to purchase 120,000 shares of the Company’s common stock in November 2023 (the final tranche under the letter agreement). The option grant vests and becomes exercisable over four years, with 25% of the shares underlying the option vesting on the first anniversary of the grant, and the remainder vesting in equal quarterly installments over the next 36 months. Under the Weening Letter Agreement, Mr. Weening will hold and may not transfer any shares issued upon exercise of the option until two years have lapsed from the vest date of such shares.
Sindelar Letter Agreement
In November 2019, the Compensation Committee approved, and we entered into the Sindelar Letter Agreement, pursuant to which Mr. Sindelar was granted an initial and subsequent annual option grants over five years to purchase shares of the Company’s common stock subject to Mr. Sindelar’s continued employment with the Company. Under this letter agreement, Mr. Sindelar was automatically granted an option to purchase 100,000 shares of the Company’s common stock in November 2023 (this is the final tranche under the letter agreement). The option has an exercise price per share equal to the closing trading price of the Company’s common stock on the date of grant, and vests and becomes exercisable over four years, with 25% of the shares underlying the option vesting on the first anniversary of the grant date of the option, and the remainder vesting in equal quarterly installments over the next 36 months. Under Mr. Sindelar’s letter agreement, Mr. Sindelar will hold and may not transfer any shares issued upon exercise of the foregoing option until two years have lapsed from the vest date of such shares.
Change in Control and Severance Benefits
We provide our NEOs with certain change in control and severance benefits under our Amended and Restated Executive Change in Control and Severance Plan (“CICSP”). Our Compensation Committee provides change in control and severance benefits to our NEOs to, among other things, provide security to our NEOs including in the event of a change in control of the Company.
Under the CICSP, in the event an eligible NEO’s employment with us is involuntarily terminated by us other than for Cause (as defined in the CICSP), death or disability and such involuntary termination during a Change in Control Period (as defined below), the NEO is eligible to receive (i) a cash severance payment in an amount equal to 12 months of base salary and pro-rated target bonus (ii) accelerated vesting of equity awards for the 12 month severance period, and (iii) health insurance benefit continuation for the 12 month severance period.
In the event an eligible NEO’s employment with us is involuntarily terminated by us other than for Cause, death or disability, or the eligible NEO voluntarily terminates the NEO's employment for Good Reason (as defined in the CICSP), during a period of time commencing 60 days prior to a change in control and ending 12 months following the change in control (the “Change in Control Period”), the NEO is eligible to receive (i) a cash severance payment in an amount equal to: 24 months of base salary (in the case of Mr. Weening) and 12 months of base salary (in the case of Messrs. Sindelar, Collins and Eleniak); 200% of the annual bonus opportunity at target (in the case of Mr. Weening) and 100% of the annual bonus opportunity at target (in the case of Messrs. Sindelar, Collins and Eleniak); and a pro-rata portion the eligible NEO’s annual bonus opportunity at target, (ii) 100% accelerated vesting of all equity awards and (iii) 24 months of health insurance benefit continuation (in the case of Mr. Weening) and 12 months of health insurance benefit continuation (in the case of Messrs. Sindelar, Collins and Eleniak), in each case subject to certain exceptions. The post-termination exercise period for vested options is 12 months in the event of a qualifying termination during a Change in Control Period.
Under the CICSP, an executive must execute, and not revoke during any applicable revocation period, a general release of claims against us in order to be eligible for any severance benefits. We do not provide for any tax gross-up payments under our CICSP or otherwise in connection with executive severance benefits.
Benefits
Our NEOs receive health and welfare benefits under the same programs and subject to the same eligibility requirements that apply to our employees generally. Our NEOs are also eligible to participate in our Amended and Restated Employee Stock Purchase Plan but are not eligible to participate in our Third Amended and Restated 2017 Nonqualified Employee Stock Purchase Plan.

Perquisites
Beginning in 2023, we offer our executives, including our NEOs, access to executive physicals available through our health care coverage. Our executives, including our NEOs, are reimbursed for up to $5,000 in costs associated with these physicals. All other benefit programs our NEOs participate in are available to all other employees.
Annual Stockholder Advisory Vote on Executive Compensation ("Say on Pay")
We hold an advisory, non-binding stockholder vote on executive compensation every year. At our 2023 Annual Meeting of Stockholders, our stockholders voted to approve, on an advisory basis, the compensation of our NEOs, with approval of 72.6% of the votes cast. The Compensation Committee intends to continue to take into consideration the outcome of our stockholders’ advisory “say-on-pay” votes along with market practices and the recommendations of its executive compensation advisor when making future compensation decisions for the NEOs. We also regularly engage in discussions with our largest institutional stockholders and solicit feedback on executive compensation as well as other areas. We take shareholder feedback seriously and believe our “go forward” compensation practices should address concerns raised, including:
•Not renewing the letter agreements with Messrs. Weening or Sindelar that provided for guaranteed annual grants of service-based options, which were in addition to their core grant of performance-contingent stock options;
•Recognizing the challenges in predicting annual performance as we transition from a hardware company to a platform provider, for 2024’s cash incentive we have incorporated an approach for allowing the Compensation Committee to exercise judgement within a defined range (+/- 20%) to mitigate the need for the Compensation Committee to adjust goals or payouts outside the plan structure; and
•Continued the use of performance-contingent stock options that are tied to rigorous goals, as demonstrated by the 2023 payout of only 54.5% of target.
Clawback Policies
In May 2019, we adopted a clawback policy that applies to our executive officers and covers all compensation under our cash incentive programs as well as all equity awards granted or awarded after the date the policy was adopted. The policy applies in the event our financial statements are restated as a result of material non-compliance with financial reporting rules as defined in the policy and provides our Board with broad discretion as to the actions that may be taken based on circumstances leading to the restatement, including recovery of incentive-based compensation received by an executive officer in excess of what the executive officer would have been paid under the restatement.
In November 2023, we adopted a second clawback policy that applies to our executive officers and covers all compensation under our cash incentive programs as well as all equity awards granted or awarded after the date the policy was adopted, in compliance with the SEC’s adoption of new rules to implement Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as implemented by NYSE. The policy applies in the event our financial statements are restated as a result of material non-compliance with financial reporting rules as defined in the policy and provides our Board with broad discretion as to the actions that may be taken based on circumstances leading to the restatement, including recovery of incentive-based compensation received by an executive officer in excess of what the executive officer would have been paid under the restatement.
Policy Prohibiting Speculative Transactions and Hedging
In accordance with our insider trading policy, which is annually reviewed by our Nominating and Corporate Governance Committee, we do not permit any officer, director or employee, and their respective family members, to directly or indirectly participate in certain trading activities related to our common stock that are considered aggressive or speculative in nature, including short sales, publicly-traded options, hedging transactions and margin purchases. Employees, including our NEOs, are prohibited from pledging shares.
Tax and Accounting Considerations
Section 280G of the Internal Revenue Code
Section 280G of the Internal Revenue Code disallows a tax deduction for “excess parachute payments” and Section 4999 of the Code imposes a 20% excise tax on any person who receives excess parachute payments. Our executives, including our NEOs, are not eligible to receive any tax gross-up payments in the event any payments made or that may be made to them become subject to this excise tax. The Compensation Committee may take into account the implications of Section 280G in determining potential payments to be made to our executives in connection with a change in control.

Nevertheless, to the extent that certain payments upon a change in control are classified as excess parachute payments, such payments may not be deductible following a change in control under Section 280G.
Section 409A of the Internal Revenue Code
Section 409A of the Internal Revenue Code, which governs the form and timing of payment of deferred compensation, imposes a 20% tax and an interest penalty on the recipient of deferred compensation that is subject to but does not comply with Section 409A. As a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all our employees and other service providers, including our NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code. The Compensation Committee will consider the implications of Section 409A in determining the form and timing of compensation awarded to our executives and will strive to structure any nonqualified deferred compensation plans or arrangements to be exempt from or to comply with the requirements of Section 409A.
Section 162(m) of the Internal Revenue Code
Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for our CEO, our CFO, any employee who is one of the top three highest compensated executive officers for the tax year; or for any employee who was an NEO for any preceding taxable year beginning after December 31, 2016 referred to as “covered employees.” The Compensation Committee does not take the deductibility limit imposed by Section 162(m) into consideration in setting compensation.
Accounting for Stock-Based Compensation
We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options and other stock-based awards under our equity incentive award plans will be accounted for under ASC Topic 718. Our Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.
Summary Compensation Table
The following table sets forth all of the compensation awarded to, earned by or paid to our NEOs during 2023, 2022 and 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
Michael Weening	2023	560,000	—	5,299,670	1,288,525	7,600	7,155,795
President and Chief Executive Officer	2022	515,227	675,000	20,450,550	629,082	8,171	22,278,030
	2021	483,179	900,000	6,276,344	490,708	7,393	8,157,624
Cory Sindelar	2023	478,112	—	4,893,830	613,440	9,900	5,995,283
Chief Financial Officer	2022	421,875	—	6,381,678	336,823	8,975	7,149,351
	2021	394,552	—	5,168,384	288,381	8,693	5,860,010
J. Matthew Collins	2023	420,025	—	5,729,260	536,085	9,900	6,695,270
Chief Commercial Operations Officer	2022	358,750	—	5,876,529	265,722	9,150	6,510,151
	2021	348,297	—	2,228,496	232,391	8,693	2,817,877
Shane Eleniak	2023	420,025	—	5,729,260	536,085	9,900	6,695,270
Chief Product Officer	2022	358,750	3,821	5,876,529	265,722	9,150	6,513,972
	2021	347,162	—	2,228,496	237,138	8,693	2,821,489
(1)Amounts reported in 2023 represent (i) the grant date fair value of the 2023 Performance-Contingent Stock Option grants to each of Messrs. Weening, Sindelar, Collins and Eleniak, calculated assuming maximum achievement of performance goals, and (ii) the grant date fair value of the November 2023 service-based stock option grants to each of Messrs. Weening and Sindelar. The amounts as reported were calculated in accordance with ASC Topic 718, excludes the impact of estimated forfeitures related to service-based vesting conditions, and are not adjusted for subsequent changes in our stock performance or the level of ultimate vesting. For a further discussion of the 2023 stock option grants, see above under “2023 Stock Option Awards.” For a discussion of the assumptions used in the valuations of the stock options, see Note 7 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.
(2)Amounts reported for 2023 represent (i) employer matching contributions of $9,900 we made for Mr. Sindelar, and $9,900 for Messrs. Collins and Eleniak pursuant to our U.S. 401(k) Plan and (ii) employer matching contributions of $7,600 we made for Mr. Weening to the Canadian Registered Retirement Savings Plan (“RRSP”), a tax-deferred capital accumulation plan in which our Canadian employees can participate. Payments under the RRSP are set in Canadian dollars and were converted to U.S. dollars using an average exchange rate of CAD1.00 to US$0.74073.
Grants of Plan-Based Awards in 2023
The following table provides information regarding the grants of plan-based awards to our NEOs in 2023.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
		Threshold ($) (1)	Target ($) (2)	Maximum ($) (3)	Threshold (#) (4)	Target (#) (5)	All Other Option Awards: Number of Securities Underlying Options (6)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option and Stock Awards ($) (7)
Michael Weening	Cash Incentive	105,000	840,000	1,260,000
	02/09/2023				50,000	100,000		51.55	2,864,630
	11/27/2023						120,000	37.80	2,435,040
Cory Sindelar	Cash Incentive	44,480	355,836	537,974
	02/09/2023				50,000	100,000		51.55	2,864,630
	11/27/2023						100,000	37.80	2,029,200
J. Matthew Collins	Cash Incentive	38,800	310,399	471,124
	02/09/2023				100,000	200,000		51.55	5,729,260
Shane Eleniak	Cash Incentive	38,800	310,399	471,124
	02/09/2023				100,000	200,000		51.55	5,729,260

(1)These amounts represent the minimum annual possible payout (12.5%) at threshold for our executive cash incentive plan opportunity assuming achievement of a single quarterly revenue and non-GAAP operating income performance goal as threshold under the 2023 Executive Cash Incentive Plan. See discussion under “Cash Incentive Compensation.”
(2)These amounts represent estimated payout at target for our executive cash incentive plan opportunity based on achievement of quarterly revenue and non-GAAP operating income performance goals at target under the 2023 Executive Cash Incentive Plan. See discussion under "Cash Incentive Compensation."
(3)These amounts represent the maximum possible payout under our executive cash incentive plan opportunity assuming all goals were achieved at maximum under the 2023 Executive Cash Incentive Plan. See discussion under “Cash Incentive Compensation.”
(4)These amounts represent the minimum possible number of underlying shares that would be earned at threshold (50%) performance under 2023 Performance-Contingent Stock Options. See discussion under “2023 Stock Option Awards.”
(5)These amounts represent the number of shares of common stock underlying 2023 Performance-Contingent Stock Options that would be earned at target performance as described in “2023 Stock Option Awards.” Shares underlying the 2023 Performance-Contingent Stock Options cannot be earned in excess of target. Upon achievement, earned shares underlying the 2023 Performance-Contingent Stock Options vest immediately as to 25% of the earned shares and the remaining earned shares vest in substantially equal quarterly installments over 36 months.

(6)Each stock option vests over four years, with 25% of the common stock subject to the option vesting and becoming exercisable on the first anniversary of the grant date, and the remainder vesting and becoming exercisable quarterly thereafter in substantially equal installments over the next 36 months. No shares issued upon exercise of the grant to Messrs. Weening and Sindelar may be transferred in any manner prior to the second anniversary of the date such shares vested. For a further discussion of these 2023 stock option grants, see above under “2023 Stock Option Awards.”
(7)Amounts reported represent the aggregate grant date fair value, calculated in accordance with ASC Topic 718, and exclude the impact of estimated forfeitures related to service-based vesting conditions.

Outstanding Equity Awards as of December 31, 2023
The following table lists all outstanding equity awards held by our NEOs as of December 31, 2023.

Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date
Michael Weening	11/27/2023	(1)	—	120,000	—	37.80	11/27/2033
	02/09/2023	(2)	—	—	54,500	51.55	02/09/2033
	11/27/2022	(1)	30,000	90,000	—	68.40	11/27/2032
	10/28/2022	(3)	75,000	225,000	—	73.12	10/28/2032
	02/10/2022	(3)	43,750	56,250	—	55.96	02/10/2032
	11/27/2021	(1)	60,000	60,000	—	68.04	11/27/2031
	02/11/2021	(3)	66,756	30,344	—	36.74	02/11/2031
	11/27/2020	(1)	225,000	75,000	—	23.95	11/27/2030
	11/27/2019	(1)	600,000	—	—	7.84	11/27/2029
	02/14/2019		90,000	—	—	8.03	02/14/2029
	12/29/2017		204,000	—	—	5.95	12/29/2027
	06/27/2016		80,000	—	—	6.38	06/27/2026
Cory Sindelar	11/27/2023	(1)	—	100,000	—	37.80	11/27/2033
	02/09/2023	(2)	—	—	54,500	51.55	02/09/2033
	11/27/2022	(1)	25,000	75,000	—	68.40	11/27/2032
	02/10/2022	(3)	35,000	45,000	—	55.96	02/10/2032
	11/27/2021	(1)	50,000	50,000	—	68.04	11/27/2031
	02/11/2021	(3)	53,405	24,275	—	36.74	02/11/2031
	11/27/2020	(1)	112,500	37,500	—	23.95	11/27/2030
	11/27/2019	(1)	200,000	—	—	7.84	11/27/2029
	02/14/2019		72,000	—	—	8.03	02/14/2029
	12/29/2017		108,000	—	—	5.95	12/29/2027
	10/01/2017		275,000	—	—	5.05	10/01/2027
J. Matthew Collins	02/09/2023	(2)	—	—	109,000	51.55	02/09/2033
	02/10/2022	(3)	83,124	106,876	—	55.96	02/10/2032
	02/11/2021	(3)	80,107	36,413	—	36.74	02/11/2031
	01/31/2020	(3)	152,500	12,500	—	9.16	01/31/2030
	02/14/2019		25,000	—	—	8.03	02/14/2029
	08/01/2017		20,171	—	—	6.95	08/01/2027
Shane Eleniak	02/09/2023	(2)	—	—	109,000	51.55	02/09/2033
	02/10/2022	(3)	83,124	106,876	—	55.96	02/10/2032
	02/11/2021	(3)	80,107	36,413	—	36.74	02/11/2031
	01/31/2020	(3)	234,375	15,625	—	9.16	01/31/2030
	02/14/2019		48,000	—	—	8.03	02/14/2029
	08/01/2018		50,000	—	—	7.00	08/01/2028
	08/01/2017		90,000	—	—	6.95	08/01/2027
(1)Stock option vests over four years, with 25% of the common stock subject to the option vesting and becoming exercisable on the first anniversary of the grant date, and the remainder vesting and becoming exercisable quarterly thereafter in substantially equal installments over the next 36 months. No shares issued upon exercise of the grant may be transferred in any manner prior to the second anniversary of the date such shares vested.
(2)2023 Performance-Contingent Stock Options that were earned based on the achievement of the 2023 Performance Metrics. Each option vests and becomes exercisable as to 25% of the underlying shares on the first anniversary of the date of grant, and as to the remaining 75% of the underlying shares of common stock earned, in substantially equal quarterly installments over the subsequent 36 months.

(3)Stock option vests over four years, with 25% of the common stock subject to the option vesting and becoming exercisable on the first anniversary of the grant date, and the remainder vesting and becoming exercisable quarterly thereafter in substantially equal installments over the next 36 months.
Option Exercises and Stock Vested During 2023
The following table provides information on options exercised during 2023. There are no stock awards outstanding. Consequently, no stock awards vested during 2023.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael Weening	—	—	—	—
Cory Sindelar	2,000	105,800	—	—
J. Matthew Collins	80,000	2,308,395	—	—
Shane Eleniak	—	—	—	—
(1)     Value calculated by multiplying the closing trading price of our common stock on the date of exercise by the number of shares exercised.
Potential Payments Upon Termination or Change of Control
Under our CICSP, each of our NEOs may be entitled to severance upon an involuntary termination for reasons other than Cause, death or disability or, only during a Change in Control Period, a resignation for Good Reason (all as defined in the CICSP) under our CICSP (subject to certain conditions in the CICSP, with each such termination event, a “Covered Termination”). See the section above entitled “Change in Control and Severance Benefits” for more information regarding the benefits provided under our CICSP.

The table below sets forth the estimated payments and benefits that would be provided to each of our NEOs under our CICSP in the event of a Covered Termination if our NEO’s employment had terminated on December 31, 2023, with and without a change in control, taking into account the NEO’s compensation as of that date.

Executive Benefits and Payments Upon Termination	Not in Connection with a Change in Control ($) (1)	60 Days Prior to or 12 Months Following a Change in Control ($) (2)
Michael Weening
Cash severance	$1,400,000	$3,640,000
Value of accelerated vesting of equity awards	1,825,911	2,398,191
Health insurance benefit continuation (3)	5,603	11,207
Total	$3,231,514	$6,049,398
Cory Sindelar
Cash severance	$849,975	$1,214,250
Value of accelerated vesting of equity awards	1,022,469	1,497,961
Health insurance benefit continuation	25,445	25,445
Total	$1,897,889	$2,737,656
J. Matthew Collins
Cash severance	$750,050	$1,071,500
Value of accelerated vesting of equity awards	634,079	684,695
Health insurance benefit continuation	39,673	39,673
Total	$1,423,802	$1,795,868
Shane Eleniak
Cash severance	$750,050	$1,071,500
Value of accelerated vesting of equity awards	741,985	792,602
Health insurance benefit continuation	25,445	25,445
Total	$1,517,480	$1,889,547
(1)In the event of a Covered Termination not in connection with a change in control, each NEO is eligible to receive: (i) a cash severance payment in an amount equal to 12 months of base salary and pro-rated target bonus, (ii) 12 months accelerated vesting of equity awards, and (iii) 12 months health insurance benefit continuation.
(2)In the event of a Covered Termination in connection with a change in control, the NEO is eligible to receive: (i) a cash severance payment in an amount equal to: 24 months of base salary (in the case of Mr. Weening) and 12 months of base salary (in the case of Messrs. Sindelar, Collins and Eleniak); 200% of the annual bonus opportunity at target (in the case of Mr. Weening) and 100% of the annual bonus opportunity at target (in the case of Messrs. Sindelar, Collins and Eleniak); and a pro-rata portion the eligible NEO’s annual bonus opportunity at target, subject to attainment of the performance criteria with respect to the eligible NEO’s bonus opportunity, (ii) 100% acceleration of all equity awards, with the value of such accelerated vesting of equity awards calculated based on a closing trading price of $43.69 per share at December 31, 2023; and (iii) 24 months of health insurance benefit continuation (in the case of Mr. Weening) and 12 months of health insurance benefit continuation (in the case of Messrs. Sindelar, Collins and Eleniak), in each case subject to certain exceptions.
(3)Michael Weening is not eligible for COBRA (U.S. only), therefore, the Health insurance benefit continuation reflects the full Canada Life health insurance premium paid in CAD and converted to USD using the exchange rate of CAD1.00 to USD$0.74073.

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our principal executive officer’s annual total compensation to the annual total compensation of our median employee.
On December 31, 2023, when we determined the median employee, Mr. Weening was the principal executive officer of Calix. For 2023, the annual total compensation for Mr. Weening was $7,155,795, as disclosed under the Summary Compensation Table above, and the annual total compensation for our median employee was $125,913, calculated using the same methodology as applied for Mr. Weening in the Summary Compensation Table above, resulting in a pay ratio of approximately 56.8:1. Annual total compensation includes compensation awarded, earned or paid during 2023.
In accordance with Item 402(u) of Regulation S-K, we identified the employee with compensation at the median of the annual total compensation of all of our employees by examining the calendar year total cash compensation between January 1, 2023 and December 31, 2023 (using December 31, 2023 as the “median employee determination date”), including salary or wages plus overtime paid, and any earned cash incentive compensation for 2023, for all individuals, excluding Mr. Weening, who were employed by us on the median employee determination date, whether employed on a full-time, part-time, seasonal or temporary basis, subject to the application of the “de minimis” exemption as described below. For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using FX rates in effect on the median employee determination date. For employees on a leave of absence, we calculated compensation on an annualized basis. However, we did not include employees absent on an unpaid leave of absence for the entire measurement period (i.e., all of 2023). For employees hired between January 2, 2023 and the median employee determination date, we calculated their salary or wages as if they had been employed for the entire measurement period.
The de minimis exemption allows us to exclude up to 5% of our total employees who are non-U.S. employees. Our total number of employees, including U.S. and non-U.S. employees, as of the median employee determination date was 1,741 and we used this number to calculate the maximum number of employees excludable under the de minimis exemption. Accordingly, in identifying the median employee, we used the de minimis exemption to exclude approximately 19 employees (1% of our total employees) who were employed in countries outside of the United States, Canada, China and India.
We believe the pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules. Because the SEC rules allow companies to utilize different methodologies and companies have different employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.
Pay for Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, the following disclosure is provided about the relationship between executive compensation and the Company’s performance on select financial metrics. The “Compensation Actually Paid” and other compensation figures shown here are calculated in accordance with applicable regulatory guidance. More information on our compensation program and decisions for the 2023 performance year can be found in the Compensation Discussion and Analysis section.

	PEO-Michael Weening (President & CEO)		PEO - Carl Russo (Former CEO)				Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO ($) (1)	Compensation Actually Paid to PEO ($) (2)	Summary Compensation Table Total for PEO ($) (1)	Compensation Actually Paid to PEO ($) (2)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (1) (3)	Average Compensation Actually Paid to Non-PEO NEOs ($) (2) (3)	Total Shareholder Return ($) (4)	Peer Group Total Shareholder Return ($) (5)	Net Income (in millions) ($) (6)	Non-GAAP Operating Income (in millions) ($) (7)
2023	7,155,795	(13,126,694)	n/a	n/a	6,461,941	(2,804,301)	546	151	29	123
2022	22,278,030	17,458,995	3,866,660	(1,092,938)	6,724,491	5,951,904	855	124	41	99
2021	n/a	n/a	7,726,910	30,362,780	4,914,250	15,939,257	1,000	154	238	96
2020	n/a	n/a	6,894,750	13,878,750	4,303,652	9,778,865	372	101	33	64
(1)These amounts reflect the total compensation, as disclosed in the Summary Compensation Table, paid to our CEO (Mr. Weening in 2023 and 2022 and Mr. Russo in 2022, 2021 and 2020) and the average total compensation for our non-PEO NEOs in 2023, 2022, 2021 and 2020.

(2)Compensation Actually Paid represents the total compensation from the Summary Compensation Table for each of our CEOs and the average total compensation for our non-PEO NEOs as adjusted to reflect changes in the fair value of our outstanding stock option awards in accordance with Item 402(v) of Regulation S-K. The tables below detail the adjustments for 2023, 2022, 2021 and 2020.

		2023		2022			2021		2020
		PEO (M. Weening) ($)	Average Non-PEO NEOs ($)	PEO (M. Weening) ($)	PEO (C. Russo) ($)	Average Non-PEO NEOs ($)	PEO (C. Russo) ($)	Average Non-PEO NEOs ($)	PEO (C. Russo) ($)	Average Non-PEO NEOs ($)
Summary Compensation Table Total		7,155,795	6,461,941	22,278,030	3,866,660	6,724,491	7,726,910	4,914,250	6,894,750	4,303,652
- Stock and Option Awards (a)		5,299,670	5,450,783	20,450,550	3,092,910	6,044,912	6,656,130	3,975,430	4,952,000	2,731,118
	+ Year End Fair Value of Equity Awards Granted in the Applicable Year	4,057,125	2,886,875	20,410,000	3,925,000	7,326,667	12,651,000	5,865,454	11,936,000	2,766,000
Equity Award Adjustments (b)	+ Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that are Unvested at Year End	(8,585,504)	(2,897,883)	(1,314,712)	(1,423,500)	(511,700)	13,625,000	7,298,173	—	4,313,081
	+ Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	(10,454,440)	(3,804,451)	(3,463,773)	(4,368,188)	(1,542,642)	3,016,000	1,836,810	—	1,127,249
Compensation Actually Paid		(13,126,694)	(2,804,301)	17,458,995	(1,092,938)	5,951,904	30,362,780	15,939,257	13,878,750	9,778,865
(a)Reflects the grant date fair value of stock option awards as disclosed in the Summary Compensation Table for the applicable year.
(b)These amounts represent the sum of the fair value of all stock option awards granted during the covered fiscal year, measured at the end of the year plus the change in the fair value of unvested stock option awards granted in prior fiscal years, measured at the end of the covered fiscal year (or, for stock option awards that vested in the covered fiscal year, as of the vesting date). Fair value is calculated in accordance with ASC Topic 718. For performance-contingent stock options, we have assumed achievement of performance goals at maximum (i.e., 100% of target).
(3)The chart below outlines our non-PEO NEOs for 2023, 2022, 2021 and 2020:

2023	2022	2021	2020*
—	—	Michael Weening	Michael Weening
Cory Sindelar	Cory Sindelar	Cory Sindelar	Cory Sindelar
J. Matthew Collins	J. Matthew Collins	J. Matthew Collins	—
Shane Eleniak	Shane Eleniak	Shane Eleniak	—
* In 2020, we only had three NEOs (including Mr. Russo who was our CEO).
(4)Total Shareholder Return for each fiscal year is based on an initial fixed investment of $100 in our stock on December 31, 2019.
(5)The peer group reflects the S&P 500 Communications Equipment Index, assuming a fixed investment of $100 as of December 31, 2019.
(6)The dollar amounts reported reflect our Net Income as reported in our audited financial statements for each applicable year.
(7)The dollar amounts represent the most important financial performance measure not otherwise reported in the above table that is used by the Company to link actual compensation paid during the most recent fiscal year to the Company’s performance, as required pursuant to Item 402(v) of Regulation S-K. Non-GAAP Operating Income is defined as operating income on a GAAP basis less certain items that are not considered indicative of our performance, consisting of: stock-based compensation, intangible asset amortization and inventory and component liability charges. Reconciliation of these non-GAAP amounts to GAAP is provided in Appendix A.

Relationship between Compensation and Financial Performance
The table below shows the relationship between the compensation actually paid to the PEOs and Average non-PEO NEOs relative to Total Shareholder Return (“TSR”) for Calix and the peer group for 2023, 2022, 2021 and 2020.

Relationship Between Compensation Actually Paid and Total Shareholder Return
Compensation Actually Paid ($000)
Total Shareholder Return
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
-$5,000
-$10,000
-$15,000
-$20,000
$1,100
$900
$700
$500
$300
$100
-$100
-$300
-$500
2020
2021
2022
2023
$13,879
$9,779
$30,363
$15,939
$17,459
-$1,093
$5,952
-$13,127
-$2,804
PEO (M. Weening) Compensation Actually Paid
PEO (C. Russo) Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
CALX TSR
Peer Group TSR

The table below shows the relationship between the compensation actually paid to the PEOs and Average non-PEO NEOs relative to net income and non-GAAP operating income for 2023, 2022, 2021 and 2020.

Relationship Between Compensation Actually Paid and Non-GAAP Operating Income and GAAP Net Income

Compensation Actually Paid ($000)
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
-$5,000
-$10,000
-$15,000
-$20,000
Net Income and Non-GAAP Operating Income
$300M
$250M
$200M
$150M
$100M
$50M
$0M
-$50M
-$100M
$13,879
$9,779
$30,363
$15,939
$17,459
-$1,093
$5,952
-$13,127
-$2,804
2020
2021
2022
2023
PEO (M. Weening) Compensation Actually Paid
PEO (C. Russo) Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
CALX Non-GAAP Operating Income
CALX GAAP Net Income

(1)Non-GAAP Operating Income is defined as operating income on a GAAP basis less certain items that are not considered indicative of our performance, consisting of: stock-based compensation, intangible asset amortization and inventory and component liability charges. Reconciliation of these non-GAAP amounts to GAAP is provided in Appendix A.
The Company and the Compensation Committee consider the below metrics to have the greatest influence on executive pay for our PEO and other NEOs: Bookings, Revenue, Non-GAAP Gross Margin and Non-GAAP Operating Income.

DIRECTOR COMPENSATION
Our Compensation Committee reviews compensation for our non-employee directors on an annual basis, taking into consideration market data for our peer group, recommendations from its compensation advisor based on market data analysis and governance considerations issued by proxy advisory firms. Compensation for our non-employee directors consists of cash retainers for service on the Board and Board committees, with an initial equity award granted upon joining the Board and an annual equity award granted on the date of each annual meeting of stockholders. Director compensation has generally been assessed and compared to peer companies at approximately the 50th percentile of peer company compensation and practices. We do not provide for any per meeting fees for attendance at meetings. Members of the Board who are employees of Calix do not receive any compensation for their service as directors.
Non-Employee Director Cash Compensation
The table below shows the cash compensation received by our non-employee directors. Based on the market assessment conducted by our advisors, we made the following changes to our non-employee director cash compensation in February 2023: increasing the annual Board Chair retainer by $25,000 to $75,000, and increasing the annual committee member retainers by $2,500 to $12,500 for the Audit Committee and $10,000 for the Compensation Committee, respectively. All other cash compensation was unchanged.

Non-Employee Director Cash Compensation	Original Amount ($) (1)	Revised Amount ($) (2)
Base Retainer	$50,000
Board and Committee Chair Service (in addition to Base Retainer)
Board Chair	50,000	75,000
Lead Director	25,000
Audit Committee Chair	35,000
Compensation Committee Chair	20,000
Nominating and Corporate Governance Committee Chair	10,000
Cybersecurity Committee Chair	10,000
Strategic Committee Chair	10,000
Non-Chair Committee Service (in addition to Base Retainer)
Audit Committee	10,000	12,500
Compensation Committee	7,500	10,000
Nominating and Corporate Governance Committee	5,000
Cybersecurity Committee	5,000
Strategic Committee	5,000

(1)    From January 1, 2023 through February 9, 2023.
(2)     From February 10, 2023 through December 31, 2023.
Non-Employee Director Equity Compensation
Equity compensation for non-employee director service is granted in the form of stock options rather than RSUs and is provided through our Non-Employee Director Equity Compensation Policy. The value of the initial equity grant to newly elected or appointed Board members and the value of annual equity grants to existing Board members is $200,000. Under the Non-Employee Director Equity Compensation Policy, each non-employee director newly elected or appointed to the Board will automatically be granted an option to purchase a number of shares of common stock of the Company equal to the product obtained by multiplying (a) the result of dividing (i) $200,000 by (ii) the Black-Scholes value of an option to purchase one share of common stock of the Company as of the date of grant, as described below, by (b) a fraction, the numerator of which is the number of whole days that will have passed from the date of election through the scheduled date of the Company’s next annual stockholder meeting and the denominator of which is 365, rounded down to the nearest whole share. The Black-Scholes value of an option to purchase a share of common stock of the Company shall be determined using the per share trading price of the Company’s common stock on the date of grant.

Both the initial option grants and the annual option grants shall vest and become exercisable with respect to 100% of the shares of common stock underlying the option on the earlier of (i) the one-year anniversary of the date of grant or (ii) the day immediately preceding the date of the annual meeting of stockholders that occurs in the year following the year of grant.
Members of the Board who are Calix employees and who subsequently terminate employment with Calix and remain on the Board are not eligible for initial grants of equity but are eligible, after termination of employment with Calix, for annual grants.
All option awards held by a non-employee director, regardless of when granted, automatically accelerate in the event of a change in control of Calix.
Limits on Non-Employee Director Equity Awards
Under our 2019 Plan, the grant date fair value of equity-based awards granted to a non-employee director during any calendar year shall not exceed $750,000.
Limited Pledging Policy
In limited circumstances and in accordance with pre-approved guidelines, members of the Board may pledge their Calix stock holdings (exclusive of options, restricted stock units, warrants or other rights to purchase Calix stock) as collateral for a loan, including margin loans, only if approved in advance by the Company’s General Counsel.
Director Stock Ownership Guidelines
Under our director stock ownership guidelines, each director is expected to acquire and maintain ownership of Calix common stock having a value of no less than four (4) times the annual Board cash retainer, which achievement of the requisite stock ownership expected on or before the date five years after the initial appointment date of such director. If a director fails to meet these guidelines, shares from such director’s annual equity grants will be held until the guidelines are met. Each of our directors is currently in compliance with and have shareholding in excess of our director stock ownership guidelines.
Other Arrangements
We reimburse non-employee directors for travel, lodging and other expenses incurred in connection with their Board service and attendance at Board and committee meetings.
Director Compensation Table
The following table sets forth information regarding compensation earned by our non-employee directors during the year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Carl Russo	116,071	178,353		294,424
Don Listwin	100,206	178,353		278,559
Christopher Bowick	75,000	178,353		253,353
Kathy Crusco	90,000	178,353		268,353
Eleanor Fields	48,411	242,876		291,287
Kira Makagon	64,107	178,353		242,460
Rajatish Mukherjee	58,901	178,353		237,254
Kevin Peters	69,876	178,353		248,229
Michael Everett (2)	21,315	—	53,769	75,084
(1)Amounts reflect the grant date fair value of stock options granted in 2023 and were calculated in accordance with ASC Topic 718 and are not adjusted for subsequent changes in our stock performance or the level of ultimate vesting. For a discussion of the assumptions used in the valuations of the stock options, see Note 7 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31,

2023. As of December 31, 2023, none of our non-employee directors held stock awards, and our non-employee directors held the following stock options:

Name	Shares Underlying Stock Options (#)
Carl Russo	1,328,183
Don Listwin	8,183
Christopher Bowick	27,216
Kathy Crusco	27,216
Eleanor Fields	9,889
Kira Makagon	27,216
Rajatish Mukherjee	12,939
Kevin Peters	27,216
(2)Mr. Everett’s service on the Board ended on May 11, 2023. The amount reported in the Fees Earned or Paid in Cash column reflects the prorated cash retainer and fees for Mr. Everett's service as chairman of the Audit Committee and member of the Strategic Committee until the expiration of his term. The amount reported in the All Other Compensation column reflects fees for Mr. Everett's services under a Consulting Agreement with the Company. Pursuant to its charter, the Audit Committee reviews and approves all related party transactions on an ongoing basis. On March 30, 2023, the Audit Committee and then the Board approved the Consulting Agreement with Mr. Everett, pursuant to which following the expiration of his directorship Mr. Everett provides certain strategic consulting services for the Company for $7,000 per month.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information as of December 31, 2023, with respect to all of our equity compensation plans in effect on that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)	Weighted- Average Exercise Price of Outstanding Options (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders (1)	10,048,336	$35.18		12,877,472	(4)
Equity Compensation Plans Not Approved by Stockholders (2)	275,000	$5.05
Total	10,323,336	$34.37	(3)	12,877,472
(1)Includes our 2010 Plan, 2019 Plan, ESPP and Nonqualified ESPP.
(2)Consists of a Nonstatutory Inducement Stock Option Grant, which constitutes an employment inducement award for Mr. Sindelar under NYSE Listed Company Manual Rule 303A.08 that was approved by the Compensation Committee on September 28, 2017. The NYSE approved the Supplemental Listing Application for the Inducement Award on October 30, 2017. The Nonstatutory Inducement Stock Option Grant was awarded on October 1, 2017 and provides Mr. Sindelar the right to purchase up to 300,000 shares of our common stock for an exercise price of $5.05 per share. The Nonstatutory Inducement Stock Option Grant has a term of 10 years and has vested. In the event of a termination of Mr. Sindelar’s employment, Mr. Sindelar would have three months, or 12 months in the case of death or disability, to exercise the option.
(3)The weighted-average remaining term for outstanding options is 7.3 years.
(4)Includes 4,508,340 shares available for future issuance under the Amended and Restated Employee Stock Purchase Plan, 3,384,924 shares available for future issuance under the Nonqualified ESPP and 4,984,208 shares available for future issuance under the 2019 Plan.

COMPENSATION COMMITTEE REPORT
The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Calix specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee of the Board recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Christopher Bowick (Chairman) Kira Makagon Rajatish Mukherjee

AUDIT COMMITTEE REPORT
The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Calix specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
The Audit Committee has reviewed and discussed with Calix management and KPMG LLP the audited consolidated financial statements of Calix contained in the Calix Annual Report on Form 10-K for the year ended December 31, 2023. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed by AS No. 1301, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee has received the written disclosures from KPMG LLP required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Calix’s Annual Report on Form 10-K for its year ended December 31, 2023 for filing with the Securities and Exchange Commission.

Audit Committee

Kathy Crusco, Chair Eleanor Fields Kevin Peters

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Calix’s Board and Audit Committee have adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions that may be deemed “related person transactions” under the rules of the SEC. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which Calix was or is to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness or employment by Calix of a related person. For purposes of the policy, a “related person” is a director, officer or greater than 5% beneficial owner of Calix’s stock and their immediate family members.
Calix recognizes that related person transactions can present potential or actual conflicts of interest or create the appearance of a conflict of interest. Management presents to the Audit Committee each proposed related person transaction, including all relevant facts and circumstances, and the Audit Committee reviews the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, takes into account the conflicts of interest and corporate opportunity provisions of Calix’s Code of Business Conduct and Ethics, and either approves or disapproves the related person transaction. Any related person transaction may be consummated and shall continue only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. No director may participate in approval of a related person transaction for which he or she is a related person. As required under rules issued by the SEC, transactions that are determined to be directly or indirectly material to a related person are or will be disclosed in Calix’s proxy statements.
During fiscal year 2023, Calix has not participated in any transactions, nor are there any currently proposed transactions in which Calix will participate, where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest.
Indemnification of Directors and Officers
Calix’s amended and restated certificate of incorporation and amended and restated bylaws provide that Calix is required to indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law. Calix has entered into and expects to continue to enter into agreements to indemnify its directors, executive officers and other employees as determined by the Board.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials, proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials, or proxy statement and annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Calix stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or Calix that you no longer wish to participate in “householding.”
If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, you may (1) notify your broker, (2) direct your written request to: Investor Relations, Calix, Inc., 2777 Orchard Parkway, San Jose, California 95134 or (3) contact our Investor Relations department by email at InvestorRelations@calix.com or by telephone at (408) 474-0080. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their address and would like to request “householding” of their communications should contact their broker. In addition, Calix will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxy card to vote on such matters in accordance with their best judgment.
ANNUAL REPORTS
The 2023 Annual Report to Stockholders, including our 2023 Annual Report on Form 10-K (which is not a part of our proxy soliciting materials), will be mailed with this Proxy Statement to those stockholders that request and receive a copy of the proxy materials in the mail. Stockholders that received the Notice of Internet Availability of Proxy Materials can access this Proxy Statement and our 2023 Annual Report at www.proxyvote.com.
We have filed our Annual Report on Form 10-K for the year ended December 31, 2023 with the SEC. It is available free of charge in the “SEC Filings” section of our website at investor-relations.calix.com or at the SEC’s website at www.sec.gov. Upon written request by a Calix stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to Investor Relations, Calix, Inc., 2777 Orchard Parkway, San Jose, California 95134 or InvestorRelations@calix.com.

By Order of the Board of Directors

/s/ Douglas McNitt
Douglas McNitt
Corporate Secretary
March 28, 2024

Appendix A
CALIX, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(UNAUDITED)
Reconciliation of GAAP Net Operating Income (Loss) to Non-GAAP Net Operating Income (In Thousands)

	2023
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
GAAP operating income (loss)	$9,936	$11,811	$15,929	$(8,841)
Adjustments to reconcile GAAP operating income (loss) to non-GAAP operating income:
Stock-based compensation	16,220	17,844	16,026	12,681
Intangible asset amortization	658	658	658	757
Inventory and component liability charges	—			28,675
Non-GAAP operating income	$26,814	$30,313	$32,613	$33,272
Reconciliation of GAAP to Non-GAAP Gross Margin

	2023
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
GAAP gross margin	51.2%	52.3%	53.3%	42.8%
Adjustments to reconcile GAAP gross margin to non-GAAP gross margin:
Stock-based compensation	0.3	0.3	0.3	0.2
Intangible asset amortization	0.3	0.2	0.2	0.3
Inventory and component liability charges	—	—	—	10.8
Non-GAAP gross margin	51.8%	52.8%	53.8%	54.1%
Use of Non-GAAP Financial Information
Calix uses certain non-GAAP financial measures to supplement its consolidated financial statements, which are presented in accordance with GAAP. In this proxy statement, Calix has presented non-GAAP operating income and non-GAAP gross margin. These non-GAAP measures are provided as performance targets in our executive cash incentive plan as the measure primarily excludes certain non-cash charges for stock-based compensation, intangible asset amortization, and inventory and component liability charges, which Calix believes are not indicative of its core operating results. The presentation of these non-GAAP measures is not meant to be a substitute for results presented in accordance with GAAP, but rather should be evaluated in conjunction with the comparable GAAP measure. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures are provided above. The non-GAAP financial measures used by Calix may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.
A-1

CALIX, INC. 2777 ORCHARD PARKWAY SAN JOSE, CA 95134
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/CALX2024
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Mailed proxy cards must be received by 11:59 P.M. Eastern Time the day before the meeting date.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
						D43544-P50305	KEEP THIS PORTION FOR YOUR RECORDS
	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.					DETACH AND RETURN THIS PORTION ONLY
CALIX, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR each of the nominees listed in Proposal 1 below			☐	☐	☐
1.	To elect each of the two director nominees named in the proxy statement

Nominees:
	01)	Rajatish Mukherjee
	02)	Kevin Peters

The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain

2.	To approve, on a non-binding, advisory basis, Calix’s named executive officer compensation.						☐	☐	☐

3.	To ratify the selection of KPMG LLP as Calix’s independent registered public accounting firm for the fiscal year ending December 31, 2024.						☐	☐	☐

Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 9, 2024:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

D43545-P50305

CALIX, INC.
Annual Meeting of Stockholders
May 9, 2024 at 10:45 AM PDT
This proxy is solicited by the Board of Directors
I appoint Michael Weening and Cory Sindelar and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and authorize them to represent and vote, as provided on the other side, all the shares of Calix, Inc. Common Stock which I am entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2024 Annual Meeting of Stockholders of Calix, Inc. to be held on May 9, 2024 or at any adjournment or postponement of that meeting, with all powers which I would possess if present at the Meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side.